UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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The TJX Companies, Inc.

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770 Cochituate Road
Framingham, Massachusetts 01701

April 24, 2008

Dear Stockholder:

We cordially invite you to attend our 2008 Annual Meeting on Tuesday, June 3, 2008, at 9:00 a.m., to be held at Bank of America Hearst Tower, 12th Floor Auditorium, 214 North Tryon Street, Charlotte, North Carolina.

The proxy statement accompanying this letter describes the business we will consider at the meeting. Your vote is important regardless of the number of shares you own. Please read the proxy statement and vote your shares. Instructions for Internet and telephone voting are attached to your proxy card. If you prefer, you can vote by mail by completing and signing your proxy card and returning it in the enclosed envelope.

We hope that you will be able to join us on June 3rd.

Sincerely,

Bernard Cammarata Chairman of the Board	Carol Meyrowitz President and Chief Executive Officer

Printed on Recycled Paper

The TJX Companies, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 3, 2008

The Annual Meeting of Stockholders of The TJX Companies, Inc. will be held at Bank of America Hearst Tower, 12th Floor Auditorium, 214 North Tryon Street, Charlotte, North Carolina, on Tuesday, June 3, 2008, at 9:00 a.m. to vote on:

•	Election of directors.

•	Proposal to ratify appointment of independent registered public accounting firm.

•	Two shareholder proposals if presented at the meeting.

•	Any other business properly brought before the meeting.

Stockholders of record at the close of business on April 14, 2008 are entitled to notice of and to vote at the Annual Meeting and any adjournments.

To attend the Annual Meeting, you must demonstrate that you were a TJX stockholder as of the close of business on April 14, 2008 or hold a valid proxy for the Annual Meeting from such a stockholder and you must clear building security. You will need to present photo identification for both purposes. In addition, if you are not a stockholder of record but hold shares through a broker, trustee or nominee, you will need to bring proof of your beneficial ownership as of the record date, such as a brokerage account statement showing your ownership on April 14, 2008 or similar evidence of such ownership. You will need to have your photograph taken for building security. Please allow additional time for these procedures. Directions to Hearst Tower appear on the inside back cover of this proxy statement.

By Order of the Board of Directors

Ann McCauley
Secretary

Framingham, Massachusetts
April 24, 2008

PLEASE VOTE ON THE INTERNET, BY TELEPHONE OR BY MAIL

PROXY STATEMENT
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
PROPOSAL 2
PROPOSAL 3
PROPOSAL 4
VOTING REQUIREMENTS AND PROXIES
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
OTHER MATTERS
DIRECTIONS TO HEARST TOWER

The TJX Companies, Inc.

ANNUAL MEETING OF STOCKHOLDERS

June 3, 2008

PROXY STATEMENT

The Board of Directors of The TJX Companies, Inc., or TJX, is soliciting your proxy for the 2008 Annual Meeting. A majority of the shares outstanding and entitled to vote at the meeting is required for a quorum for the meeting.

You may vote on the Internet, using the procedures and instructions described on the proxy card and other enclosures. You may vote by telephone using the toll-free telephone number on the proxy card. Both Internet and telephone voting provide easy-to-follow instructions and have procedures designed to authenticate your identity and permit you to confirm that your voting instructions are accurate. Street name holders may vote by Internet or telephone if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy statement. All stockholders may vote by signing and returning the enclosed proxy card.

You may revoke your proxy at any time before it is voted by voting later by telephone or Internet, returning a later-dated proxy card, delivering a written revocation to the Secretary of TJX, or notifying the Secretary in person at the meeting or any adjournment that you are revoking your earlier vote and voting in person.

Stockholders of record at the close of business on April 14, 2008 are entitled to vote at the meeting. Each of the 425,279,898 shares of common stock outstanding on the record date is entitled to one vote.

This proxy statement, the proxy card and the Annual Report and Form 10-K for our fiscal year ended January 26, 2008 are being first mailed to stockholders on or about the date of the notice of meeting. Our address is 770 Cochituate Road, Framingham, Massachusetts 01701.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on June 3, 2008: This proxy statement and Annual Report and Form 10-K for our fiscal year ended January 26, 2008 are available at http://bnymellon.mobular.net/bnymellon/tjx.

ELECTION OF DIRECTORS

The individuals listed below have been nominated and are standing for election at this year’s Annual Meeting. If elected, they will hold office until our 2009 Annual Meeting of Stockholders and until their successors are duly elected and qualified. All of our current directors were elected to the Board by stockholders, other than Mr. Alvarez and Mr. Bennett, who were elected by the Board. We do not anticipate that any nominee will become unavailable to serve.

Your Board of Directors unanimously recommends that you vote FOR the election of each of the nominees as directors.

José B. Alvarez, 44
Director since 2007

Mr. Alvarez has been President and Chief Executive Officer of Stop & Shop/Giant-Landover, a supermarket chain and division of Royal Ahold N.V., since 2006. Mr. Alvarez joined Stop & Shop in 2001, and served as Executive Vice President, Supply Chain and Logistics from 2004 to 2006, Senior Vice President, Logistics from 2002 to 2004 and Vice President, Strategic Initiatives prior to 2002. Mr. Alvarez began his career in supermarket retail management at American Stores Company and Shaw’s Supermarkets.

Alan M. Bennett, 57
Director since 2007

Mr. Bennett has been Interim Chief Executive Officer of H&R Block Inc., a tax services provider, since November 2007. He was Senior Vice President and Chief Financial Officer of Aetna, Inc., a diversified healthcare benefits company, from 2001 to April 2007, and previously held other senior financial management positions at Aetna since joining in 1995. Mr. Bennett held various senior management roles in finance and sales/marketing at Pirelli Armstrong Tire Corporation, formerly Armstrong Rubber Company, from 1981 to 1995 and began his career with Ernst & Ernst (now Ernst & Young LLP). He is also a director of Halliburton Company.

David A. Brandon, 55
Director since 2001

Mr. Brandon has been the Chairman, Chief Executive Officer and a director of Domino’s Pizza, Inc., a pizza delivery company, since 1999. Mr. Brandon was President and Chief Executive Officer of Valassis, Inc., a provider of marketing products and services, from 1989 to 1998 and Chairman of its Board from 1997 to 1998. Mr. Brandon is also a director of Burger King Holdings, Inc., Kaydon Corporation and Northwest Airlines Corporation.

Bernard Cammarata, 68
Director since 1989

Mr. Cammarata has been Chairman of the Board of TJX since 1999. Mr. Cammarata served as Acting Chief Executive Officer of TJX from September 2005 to January 2007. He also led TJX and its former TJX subsidiary and T.J. Maxx Division from the organization of the business in 1976 until 2000, including serving as Chief Executive Officer and President of TJX, Chairman and President of TJX’s T.J. Maxx Division and Chairman of The Marmaxx Group.

David T. Ching, 55
Director since 2007

Mr. Ching has been Senior Vice President and Chief Information Officer for Safeway Inc., a food and drug retailer, since 1994. Previously, Mr. Ching was the General Manager for British American Consulting Group, a software and consulting firm focusing on the distribution and retail industry. He also worked for Lucky Stores Inc., a subsidiary of the American Stores Companies from 1979 to 1993, and was the Senior Vice President of Information Systems in the last five years.

Michael F. Hines, 52
Director since 2007

Mr. Hines served as Executive Vice President and Chief Financial Officer of Dick’s Sporting Goods, Inc., a sporting goods retailer, from 1995 to March 2007. From 1990 to 1995, he held management positions with Staples, Inc., an office products retailer, most recently as Vice President, Finance. Mr. Hines spent 12 years in public accounting, the last eight years with the accounting firm Deloitte & Touche LLP.

Amy B. Lane, 55
Director since 2005

Ms. Lane was a Managing Director and Group Leader of the Global Retailing Investment Banking Group at Merrill Lynch & Co., Inc., from 1997 until her retirement in 2002. Ms. Lane previously served as a Managing Director at Salomon Brothers, Inc., where she founded and led the retail industry investment banking unit. She also serves as a director of Borders Group, Inc.

Carol Meyrowitz, 54
Director since 2006

Ms. Meyrowitz has been Chief Executive Officer of TJX since January 2007, a director since September 2006 and President since October 2005. She served as Senior Executive Vice President of TJX from 2004 until January 2005, Executive Vice President of TJX from 2001 to 2004 and President of The Marmaxx Group from 2001 to January 2005. From January 2005 until October 2005, she was employed in an advisory role for TJX and consulted for Berkshire Partners L.L.C., a private equity firm. From 1987 to 2001, she held various senior management positions with The Marmaxx Group and with Chadwick’s of Boston and Hit or Miss, former divisions of TJX. Ms. Meyrowitz is also a director of Amscan Holdings, Inc. and Staples, Inc.

John F. O’Brien, 65
Director since 1996

Mr. O’Brien is the retired Chief Executive Officer and President of Allmerica Financial Corporation (now known as The Hanover Insurance Group, Inc.), an insurance and diversified financial services company, holding those positions from 1995 to 2002. Mr. O’Brien previously held executive positions at Fidelity Investments, an asset management firm, including Group Managing Director of FMR Corporation, Chairman of Institutional Services Company and Chairman of Brokerage Services, Inc. Mr. O’Brien serves as our Lead Director. Mr. O’Brien is also a director of Cabot Corporation, LKQ Corporation and a family of mutual funds managed by BlackRock, an investment management advisory firm.

Robert F. Shapiro, 73
Director since 1974

Mr. Shapiro has been the Vice Chairman of Klingenstein Fields & Co., L.L.C., an investment advisory business, since 1997. Mr. Shapiro was also President of RFS & Associates, Inc., an investment and consulting firm, from 1988 to 2004 and was formerly Co-Chairman of Wertheim Schroder & Co. Incorporated and President of Wertheim & Co., Inc., investment banking firms. Mr. Shapiro is also a trustee of The Burnham Fund, Inc. and a director of Genaera Corporation.

Willow B. Shire, 60
Director since 1995

Ms. Shire has been an executive consultant with Orchard Consulting Group since 1994, specializing in leadership development and strategic problem solving. Previously, she was Chairperson for the Computer Systems Public Policy Project within the National Academy of Science. She also held various positions at Digital Equipment Corporation, a computer hardware manufacturer, for 18 years, including Vice President and Officer, Health Industries Business Unit. Ms. Shire is also a director of Vitesse Semiconductor Corporation.

Fletcher H. Wiley, 65
Director since 1990

Mr. Wiley has been a principal in and Executive Vice President and General Counsel of PRWT Services, Inc., a technology-oriented products and services firm, since 1996. Since 2003, Mr. Wiley has been of counsel to the law firm Bingham McCutchen LLP. Previously, Mr. Wiley was of counsel to the law firm Schnader Harrison Goldstein & Manello and a partner of the law firms Goldstein & Manello and Fitch, Wiley, Richlin & Tourse, P.C.

CORPORATE GOVERNANCE

Board Independence.  Our Corporate Governance Principles provide that at least two-thirds of the members of our Board will be independent directors. The Board evaluates any relationships of each director and nominee with TJX and makes an affirmative determination whether or not each director and nominee is independent. To assist it in making its independence determination, the Board has adopted categorical standards, which are more rigorous than the requirements of the New York Stock Exchange, and are posted on our website at www.tjx.com.

As part of the Board’s annual review of director independence, the Board considered the recommendation of our Corporate Governance Committee and reviewed any transactions and relationships between each non-management director or any member of his or her immediate family and TJX. The purpose of this review was to determine whether any relationship or transaction was inconsistent with a determination that the director was independent. As a result of this review, our Board unanimously determined that ten directors of our 12-member Board (83.3%) are independent, with the independent directors being José B. Alvarez, Alan M. Bennett, David A. Brandon, David T. Ching, Michael F. Hines, Amy B. Lane, John F. O’Brien, Robert F. Shapiro, Willow B. Shire and Fletcher H. Wiley. Previously, the Board also unanimously determined that Gail Deegan, who served as a director for part of fiscal 2008, was independent. Each of these directors and this former director met our categorical standards of independence. In addition, the Board considered a business relationship of Mr. Alvarez, a business relationship of Mr. Ching, a business relationship and a charitable relationship of Ms. Deegan, a charitable relationship of Mr. O’Brien and a business relationship of Mr. Wiley, each of which fell below our categorical standards. Our other two directors are not independent. Bernard Cammarata is the Chairman of TJX, and Carol Meyrowitz is the Chief Executive Officer and President of TJX. Richard Lesser, who served as a director for part of fiscal 2008, retired as an executive of TJX in January 2005 and was not independent.

Integrity has been a core tenet of TJX since its inception. We seek to perform with the highest standards of ethical conduct and in compliance with all laws and regulations that relate to our businesses. We have had long-standing Corporate Governance Principles, a Code of Conduct for our associates, a Code of Ethics for TJX Executives, written charters for our Board committees and a Code of Business Conduct and Ethics for Directors. The current versions of these documents and other items relating to our governance can be found at www.tjx.com.

Board Expertise and Diversity.  Our directors possess a wide range of talents and experience. Our Board reflects a range of talents, ages, skills, diversity and expertise to provide sound and prudent guidance with respect to our operations and interests. All of our directors are financially literate, and three members of our Audit Committee are audit committee financial experts.

Board Annual Performance Reviews.  We have a comprehensive review process for evaluating the performance of our Board and our directors. Our Corporate Governance Committee oversees the annual performance evaluation of the entire Board, our Chairman, our Lead Director, each of our committees and its chair and each of our individual directors.

Board Nominees.  The Corporate Governance Committee recommends to the Board individuals as director nominees who, in the opinion of the Corporate Governance Committee, have high personal and professional integrity, who have demonstrated ability and judgment and who will be effective, in conjunction with the other nominees to and members of the Board, in collectively serving the long-term best interests of our shareholders. The Corporate Governance Committee’s process for identifying and evaluating candidates, including candidates recommended by shareholders, includes actively seeking to identify qualified individuals by various means which may include reviewing lists of possible candidates, such as chief executive officers of public companies or leaders of finance or other industries, considering proposals from sources, such as the Board of Directors, management, employees, shareholders and industry contacts, and engaging an outside search firm. The Corporate Governance Committee has adopted a policy with respect to submission by shareholders of candidates for director nominees which is available on our website at www.tjx.com. Any shareholder may submit in writing one candidate for consideration for each shareholder meeting at which directors are to be elected by not later than the 120th calendar day before the first anniversary of the date that we released our proxy statement to shareholders in connection with the previous year’s annual meeting. Recommendations should be sent to the Secretary of TJX, c/o Office of the Secretary of The TJX Companies, Inc., 770 Cochituate Road, Framingham, Massachusetts 01701. A recommendation must include specified information about and consents and agreements of the candidate. The Corporate Governance Committee evaluates candidates for the position of director recommended by shareholders or others in the same manner. The Corporate Governance Committee will determine whether to interview any candidates and may seek additional information about candidates from third-party sources.

During fiscal 2008, the Corporate Governance Committee engaged Russell Reynolds Associates to assist in the process of identifying and evaluating potential director candidates. Russell Reynolds Associates identified Messrs. Alvarez and Bennett as director candidates, who were elected directors by the Board in September 2007.

Majority Voting.  Our Corporate Governance Principles, available at www.tjx.com, require any nominee for director who receives a greater number of votes “withheld” than “for” his or her election in an uncontested election to tender his or her resignation and such principles provide procedures for the consideration of such resignation by the Board. Within 90 days of the date of the annual meeting of shareholders, the Board, with the recommendation of the Corporate Governance Committee, will act upon such resignation. In making its decision, the Board will consider the best interests of TJX and its shareholders, and take what it deems to be appropriate action. Such action may include accepting or rejecting the resignation or taking further measures to address those concerns that were the basis for the underlying shareholder vote.

Chairman; Lead Director.  Our Board annually elects the Chairman of the Board of Directors. Because our Chairman, Mr. Cammarata, is not an independent director, consistent with our Corporate Governance Principles, our independent directors have elected John F. O’Brien as Lead Director. In this role, among other duties, Mr. O’Brien meets at least quarterly with our Chief Executive Officer and with senior officers as necessary, attends quarterly management business review meetings, schedules meetings of the independent directors, presides at meetings of the Board at which the Chairman is not present, including meetings of the independent directors and of the non-management directors, serves as a liaison between the independent directors and the Chairman and Company management, approves meeting schedules and agendas, attends the meetings of each Board committee and undertakes other responsibilities designated by the independent directors.

Attendance.  During fiscal 2008, our Board met 14 times. Each director attended at least 75% of all meetings of the Board and committees of which he or she was a member. At each regularly scheduled Board meeting, the independent directors met separately. It is our policy that all nominees and directors standing for re-election are expected to attend the annual meeting of shareholders. All nominees and directors attended the 2007 Annual Meeting.

Board Committees.  The Board of Directors has five standing committees: Audit, Corporate Governance, Executive, Executive Compensation and Finance. Each committee’s charter is available on our website at www.tjx.com.

All members of the Audit, Corporate Governance, Finance and Executive Compensation Committees are independent directors. While each committee has designated responsibilities, the committees act on behalf of the entire Board. The committees regularly report on their activities to the entire Board.

The table below provides information about these committees during fiscal 2008:

			Corporate				Executive
Name**	Audit		Governance		Executive		Compensation		Finance

José B. Alvarez							X
Alan M. Bennett									X
David A. Brandon							X	*	X
Bernard Cammarata					X	*
David T. Ching	X
Gail Deegan***	X								X
Michael F. Hines	X								X
Amy B. Lane	X								X	*
Richard G. Lesser***									X
Carol Meyrowitz
John F. O’Brien					X		X
Robert F. Shapiro**	X	*	X		X
Willow B. Shire			X	*			X
Fletcher H. Wiley	X		X
Number of meetings during fiscal 2008	12		7		0		7		3

*	Chair

**	In fiscal 2008, prior to changes in committee membership on June 5, 2007, Mr. Shapiro also served on the Executive Compensation Committee but not on the Audit Committee.

***	Ms. Deegan, Audit Committee chair and a member of the Finance Committee until June 2007, and Mr. Lesser, a member of the Finance Committee until June 2007, did not stand for re-election on June 5, 2007.

Audit Committee.  The Audit Committee is responsible for the annual appointment of the independent registered public accounting firm and oversight of the financial reporting process. Each member of the Audit Committee is a non-employee director and meets the independence standards adopted by the Board in compliance with New York Stock Exchange listing standards. The Audit Committee operates under the terms of a written charter which is reviewed by members of the committee annually. Specifically, the Audit Committee’s responsibilities include:

•	reviewing with management, internal auditors and the independent registered public accounting firm our quarterly and annual financial statements, including the accounting principles and procedures applied in their preparation and any changes in accounting policies;

•	monitoring our system of internal financial controls and accounting practices;

•	overseeing the internal and external audit process, including the scope and implementation of the annual audit;

•	overseeing our compliance and ethics programs;

•	selecting or terminating the independent registered public accounting firm, approving their compensation and evaluating the performance of the independent registered public accounting firm, including the lead audit and reviewing partners;

•	establishing and maintaining procedures for receipt, retention and treatment of complaints, including the confidential and anonymous submission of complaints by employees, regarding accounting or auditing matters;

•	pre-approving all work by the independent registered public accounting firm; and

•	reviewing other matters as the Board deems appropriate.

Executive Compensation Committee.  The Executive Compensation Committee, or the ECC, is responsible for overseeing executive compensation and benefits. Each member of the ECC is a non-employee director and meets the independence standards adopted by the Board in compliance with New York Stock Exchange listing standards. The ECC operates under the terms of a written charter which is reviewed by the members of the committee annually. Specifically, the ECC’s responsibilities include:

•	approving the compensation, including awards of stock options, bonuses and other incentives, of our executive officers and all other employees whose base salary exceeds a level determined by the Committee;

•	determining the performance targets and performance criteria under our incentive plans;

•	approving the terms of employment of our executive officers; and

•	administering our incentive plans.

Corporate Governance Committee.  The Corporate Governance Committee is responsible for recommending nominees for directors to the Board and for our corporate governance practices. Each member of the Corporate Governance Committee is a non-employee director and meets the independence standards adopted by the Board in compliance with New York Stock Exchange listing standards. The Corporate Governance Committee operates under the terms of a written charter which is reviewed by the members of the committee annually. Specifically, the Corporate Governance Committee’s responsibilities include:

•	recommending director nominees to the Board;

•	developing and reviewing corporate governance principles;

•	reviewing practices and policies with respect to directors, including retirement policies, the size of the Board and the meeting frequency of the Board, and reviewing the functions, duties and composition of the committees of the Board;

•	recommending processes for the annual evaluations of the performance of the Board, the Chairman, the Lead Director and each committee and its chair;

•	establishing performance objectives for the Chief Executive Officer and annually evaluating the performance of the Chief Executive Officer against such objectives; and

•	overseeing the maintenance and presentation to the Board of management’s plans for succession to senior management positions.

Executive Committee.  The Executive Committee meets at such times as it determines to be appropriate and has the authority to act for the Board on specified matters during the intervals between meetings of the Board.

Finance Committee.  The Finance Committee is responsible for reviewing and making recommendations to the Board relating to our financial activities and condition. The Finance Committee operates under the terms of a written charter which is reviewed by the members of the committee annually. Specifically, the Finance Committee’s responsibilities include:

•	reviewing and making recommendations to the Board with respect to our financing plans and strategies, financial condition, capital structure, tax strategies, liabilities and payments, dividends, stock repurchase programs and insurance programs;

•	approving our cash investment policies, foreign currency exchange policies and capital investment criteria, and agreements for borrowing by us and our subsidiaries from banks and other financial institutions; and

•	reviewing investment policies, performance and actuarial status of our pension and other retirement benefit plans.

Policies Relating to Directors.  It is our policy that no director shall be nominated who has attained the age of 72 prior to or on the date of his or her election or re-election. However, in light of the number of new directors elected to the Board during calendar 2007, and given the continuity provided by Mr. Shapiro’s lengthy and dedicated service to TJX, the Board waived this policy to allow Mr. Shapiro to be re-nominated as a director candidate at this year’s Annual Meeting. Under our Corporate Governance Principles, directors with full-time jobs should not serve on more than three boards of public companies in addition to our Board, although we waived this policy for Mr. Brandon in recognition of his expertise and continued contributions to TJX; no director should serve on more than four boards of public companies in addition to our Board; and members of the Audit Committee should not serve on more than two audit committees of other companies. When a director’s principal occupation or business association changes during his or her tenure as a director, our Corporate Governance Principles provide that the director is required to tender his or her resignation from the Board, and the Corporate Governance Committee will recommend to the Board any action to be taken with respect to the resignation.

Code of Conduct.  We have a Code of Conduct for our associates designed to ensure that our business is conducted with integrity. Our Code of Conduct covers professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. Information concerning our Code of Conduct is available on our website at www.tjx.com.

Code of Ethics for TJX Executives and Code of Business Conduct and Ethics for Directors.  We have a Code of Ethics for TJX Executives governing our Chairman, Chief Executive Officer, President, Vice Chairman, Chief Administrative Officer, Chief Financial Officer, Principal Accounting Officer and other senior operating, financial and legal executives. The Code of Ethics for TJX Executives is designed to ensure integrity in our financial reports and public disclosures. We also have a Code of Business Conduct and Ethics for Directors which promotes honest and ethical conduct, compliance with applicable laws, rules and regulations and the avoidance of conflicts of interest. Both of these codes of conduct are published on our website at www.tjx.com. We intend to disclose any future amendments to, or waivers from, the Code of Ethics for TJX Executives or the Code of Business Conduct and Ethics for Directors within four business days of the waiver or amendment through a website posting or by filing a Current Report on Form 8-K with the Securities and Exchange Commission, or SEC.

Stock Ownership Guidelines.  It is our policy that at the time of his or her election, a director must own at least $10,000 of our common stock. Over time, a director must increase his or her stock ownership to hold shares of our common stock (or their equivalent) equal to at least $200,000 (including awards under the Deferred Stock Program for Non-Employee Directors under our Stock Incentive Plan). It is our policy that our Chief Executive Officer and President will attain stock ownership with a fair market value of at least five times his or her annual base compensation, and our Vice Chairman and each Senior Executive Vice President will attain stock ownership with a fair market value of at least three times his or her annual base compensation. For our executive officers, such ownership guidelines are reduced by 50% at age 62. It is expected that individuals who have not yet achieved the stock ownership levels provided by these guidelines will make steady progress towards meeting such levels. In addition, individuals who have not yet achieved the guideline ownership levels are expected to retain 50% of their shares (on an after-tax basis) resulting from the exercise of stock options, vesting of deferred stock or vesting of performance-based restricted stock. Once an individual satisfies and sustains the target stock ownership level, the executive is permitted to sell all future shares obtained through option exercises, the vesting of deferred stock or the vesting of performance-based restricted stock.

Communications with Directors.  Security holders and other interested parties may communicate directly with the Board, the non-management directors or the independent directors as a group, specified individual directors or the Lead Director by writing to such individual or group c/o Office of the Secretary, The TJX Companies, Inc., 770 Cochituate Road, Framingham, Massachusetts 01701. The Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the Board.

Requests for Information.  Shareholders may request print copies of our Corporate Governance Principles, Code of Conduct for Associates, Code of Ethics for TJX Executives, Code of Business Conduct and Ethics for Directors, and charters for our Audit, Corporate Governance, Executive, Executive Compensation and Finance Committees by writing to the Office of the Secretary at the above address. The current versions of these documents are also available on our website at www.tjx.com.

Transactions with Related Persons

Under the Corporate Governance Committee’s charter, the Committee is responsible for reviewing and approving or ratifying any transaction in which TJX and any of our directors, director nominees, executive officers, 5% shareholders and their immediate family members are participants and in which such persons have a direct or indirect material interest as provided under SEC rules. In the course of reviewing potential related person transactions, the Committee considers the nature of the related person’s interest in the transaction; the presence of standard prices, rates or charges or terms otherwise consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for TJX entering into the transaction with the related person; the potential effect of the transaction on the status of a director as an independent, outside or disinterested director or committee member; and any other factors the Committee may deem relevant. Our General Counsel’s office is primarily responsible for the implementation of processes and procedures for screening potential transactions and providing information to the Corporate Governance Committee.

Audit Committee Report

We operate in accordance with a written charter adopted by the Board and reviewed annually by the Committee. We are responsible for overseeing the quality and integrity of TJX’s accounting, auditing and financial reporting practices. The Audit Committee is composed solely of members who are independent, as defined by the New York Stock Exchange and TJX’s Corporate Governance Principles. Further, the Board has determined that three of our members (Mr. Hines, Ms. Lane and Mr. Shapiro) are audit committee financial experts as defined by the rules of the SEC.

The Audit Committee met 12 times during fiscal 2008, including four meetings held with TJX’s Chief Financial Officer, Corporate Controller and PricewaterhouseCoopers LLP, TJX’s independent registered public accounting firm, prior to the public release of TJX’s quarterly and annual earnings announcements in order to discuss the financial information contained in the announcements.

We took numerous actions to discharge our oversight responsibility with respect to the audit process. We received the written disclosures and the letter from the independent registered public accounting firm required by Public Company Accounting Oversight Board (PCAOB) rules adopting Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and discussed with the independent registered public accounting firm their independence. We discussed with management, the internal auditors and the independent registered public accounting firm TJX’s internal control over financial reporting and management’s assessment of the effectiveness of internal control over financial reporting and the internal audit function’s organization, responsibilities, budget and staffing. We discussed with the independent registered public accounting firm, management and the internal auditors the accounting and auditing implications of the unauthorized intrusion or intrusions into portions of TJX’s computer systems that process and store customer transactions. We reviewed with both the independent registered public accounting firm and internal auditors their audit plans, audit scope and identification of audit risks.

We discussed and reviewed with the independent registered public accounting firm communications required by the Standards of the PCAOB (United States), as described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of TJX’s financial statements. We also discussed the results of the internal audit examinations.

The aggregate fees that TJX paid for professional services rendered by PricewaterhouseCoopers LLP for the fiscal years ended January 26, 2008 and January 27, 2007 were:

In thousands	2008	2007

Audit	$3,404	$4,024
Audit Related	541	593
Tax	505	702
All Other	—	—

Total	$4,450	$5,319

•	Audit fees were for professional services rendered for the audits of TJX’s consolidated financial statements including expanded testing in connection with the computer intrusion(s), financial statement schedules and statutory and subsidiary audits, income tax provision procedures, assistance with review of documents filed with the SEC, opinion on management’s assessment of the effectiveness of internal control over financial reporting with respect to fiscal 2007, and opinion on the effectiveness of internal control over financial reporting with respect to fiscal 2007 and fiscal 2008.

•	Audit related fees were for services related to consultations concerning financial accounting and reporting standards and employee benefit plan audits.

•	Tax fees were for services related to tax compliance, planning and advice, including assistance with tax audits and appeals, tax services for employee benefit plans, preparation of tax returns for expatriate employees and requests for rulings and technical advice from tax authorities.

We pre-approve all audit services and all permitted non-audit services by the independent registered public accounting firm, including engagement fees and terms. We have delegated the authority to take such action between meetings to the Audit Committee chair, who reports the decisions made to the full Audit Committee at its next scheduled meeting.

Our policies prohibit TJX from engaging the independent registered public accounting firm to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information system design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing, any management function, legal services or expert services not related to the audit, broker-dealer, investment adviser, or investment banking services or human resource consulting. In addition, we evaluate whether TJX’s use of the independent registered public accounting firm for permitted non-audit services is compatible with maintaining the independence of the independent registered public accounting firm. We concluded that the independent registered public accounting firm’s provision of non-audit services, which we approved in advance, was compatible with their independence.

We reviewed the audited financial statements of TJX as of and for the fiscal year ended January 26, 2008 with management and the independent registered public accounting firm. Management has the responsibility for the preparation of TJX’s financial statements, and the independent registered public accounting firm has the responsibility for the audit of those statements.

Based on these reviews and discussions with management and the independent registered public accounting firm, we recommended to the Board that TJX’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended January 26, 2008 for filing with the SEC. We also have selected PricewaterhouseCoopers LLP as the independent registered public accounting firm for fiscal 2009, subject to ratification by TJX’s shareholders.

Audit Committee

Robert F. Shapiro, Chair
David T. Ching
Michael F. Hines
Amy B. Lane
Fletcher H. Wiley

Beneficial Ownership

The following table shows as of April 14, 2008 the number of shares of our common stock beneficially owned by each director, each director nominee, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group:

			Percentage of
	Number of		Outstanding
Name	Shares(1)		Common Stock

José B. Alvarez	350		*
Arnold S. Barron	290,586	(2)	*
Alan M. Bennett	2,000		*
David A. Brandon	7,000		*
Bernard Cammarata	1,870,847	(3)(4)	*
Donald G. Campbell	736,741	(2)(4)	*
David T. Ching	1,000		*
Ernie L. Herrman	363,429	(2)	*
Michael F. Hines	1,800		*
Amy B. Lane	9,356		*
Carol Meyrowitz	389,554	(2)	*
Jeffrey G. Naylor	396,641	(2)	*
John F. O’Brien	96,000		*
Robert F. Shapiro	73,000		*
Willow B. Shire	74,220		*
Nirmal K. Tripathy	43,000	(2)	*
Fletcher H. Wiley	50,000		*
All Directors, Nominees and Executive Officers as a Group (19 persons)	4,840,584		1.1%

*	Each of the individuals listed above beneficially owned less than 1% of our outstanding common stock.

(1)	All directors and officers have sole voting and investment power except as indicated below. Includes shares of common stock which each of the following persons had the right to acquire on April 14, 2008 or within 60 days thereafter through the exercise of options: Mr. Barron (208,750), Mr. Cammarata (700,000), Mr. Campbell (578,334), Mr. Herrman (288,750), Ms. Lane (7,956), Ms. Meyrowitz (117,500), Mr. Naylor (296,250), Mr. O’Brien (76,000), Mr. Shapiro (48,000), Ms. Shire (68,000) and Mr. Wiley (36,000) and all directors, nominees and executive officers as a group (2,810,062). Excludes vested deferred shares payable in shares upon leaving the Board: Mr. Alvarez (1,251), Mr. Bennett (1,251), Mr. Brandon (10,805),

Mr. Ching (1,758), Mr. Hines (1,758), Ms. Lane (7,053), Mr. O’Brien (16,023), Mr. Shapiro (23,414), Ms. Shire (14,563), and Mr. Wiley (22,892).

(2)	Includes shares that are subject to forfeiture restrictions: Mr. Barron (50,626), Mr. Campbell (38,750), Mr. Herrman (62,814), Ms. Meyrowitz (160,000), Mr. Naylor (62,814) and Mr. Tripathy (43,000) and all directors, nominees and executive officers as a group (468,542).

(3)	Excludes 1,608 shares owned by Mr. Cammarata’s wife as to which Mr. Cammarata disclaims beneficial ownership and includes 50,725 shares owned by trust of which Mr. Cammarata is sole trustee.

(4)	Includes shares owned by a charitable foundation of which the individual is a trustee or officer: Mr. Cammarata (118,347) and Mr. Campbell (10,000).

As of April 14, 2008 based on information filed with the SEC, persons known to us to beneficially own 5% or more of our outstanding common stock are as follows:

			Percentage of
	Number of		Class
Name and Address of Beneficial Owner	Shares		Outstanding

Ruane, Cunniff & Goldfarb Inc. 767 Fifth Avenue New York, NY 10153	24,201,587	(1)	5.69%
PRIMECAP Management Company 225 South Lake Avenue #400 Pasadena, CA 91101	21,725,241	(2)	5.11%

(1)	Reflects sole voting power with respect to 16,552,887 shares and sole dispositive power with respect to all shares.

(2)	Reflects sole voting power with respect to 1,803,166 shares and sole dispositive power with respect to all shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports of holdings and transactions in our common stock with the SEC and the New York Stock Exchange. To facilitate compliance, we have undertaken the responsibility to prepare and file these reports on behalf of our officers and directors. Based on our records and other information, all reports were timely filed, except that in September 2007, Mr. Bennett and Mr. Alvarez each filed an amended Form 4 to correct a prior timely filed report that had inadvertently misstated the vesting date of a grant of deferred shares.

EXECUTIVE COMPENSATION

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on these reviews and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K for the fiscal year ended January 26, 2008 for filing with the SEC.

Executive Compensation Committee

David A. Brandon, Chair
José B. Alvarez
John F. O’Brien
Willow B. Shire

Compensation Discussion and Analysis

Our compensation program is based on our philosophy that all of our associates are important to our success, with our executive officers and senior executives setting the direction of our business and having overall responsibility for driving our results. We have achieved significant success in our business over many years. But, like other retailers, we operate in a highly competitive and challenging economic environment. Accordingly, we have adopted a total compensation approach to accomplish several goals:

•	attract and retain very talented individuals,

•	reward achievement of our financial goals, and

•	enhance shareholder value by achieving our short-term and long-term financial objectives.

The Executive Compensation Committee of our Board of Directors, or the ECC, implements this compensation philosophy for our executives by providing:

•	base salaries that are competitive with salaries paid by peer companies,

•	short-term cash incentives based on one-year pre-tax income targets,

•	longer-term cash incentives based on pre-tax income targets over a multi-year period,

•	performance-based restricted stock and stock options, and

•	retirement benefits and limited perquisites.

Compensation Philosophy

For many years, our compensation philosophy for our key associates, including our named executive officers, has reflected pay for performance. A substantial portion of each executive’s compensation is incentive compensation. The amount of a named executive officer’s incentive compensation is directly tied to the objective performance of TJX and therefore directly linked with the interests of shareholders.

•	The amounts paid under our cash incentive plans are determined on the basis of achievement of predetermined pre-tax income targets. Once the targets are set, we do not make discretionary adjustments to the targets or the bonuses for our named executive officers under these plans.

•	All restricted stock and deferred share grants to our named executive officers are subject to performance measures as well as continued service and, as a result, vest only if predetermined performance targets are achieved.

•	Stock options granted to our named executive officers and others have realizable value only to the extent that the value of our stock increases.

Total compensation for our executives is a combination of base salary, short-term and long-term cash incentives, and long-term equity-based incentives. In determining total compensation, the ECC takes into account individual performance, contractual obligations, historical compensation practices that in the ECC’s estimation have proven successful for TJX, compensation practices at peer group companies, compensation programs for TJX as a whole and any special considerations such as recruitment, new hires, promotions, organizational changes, relocations and transitional roles. In addition to base salary and incentive compensation, our executive officers receive retirement benefits, deferred compensation and limited perquisites. The availability of these benefits helps us maintain our competitive position in the market for executive talent but does not form part of the basis for the ECC’s determination of an executive officer’s total compensation for any year.

Compensation Consultant and Benchmarking

The ECC is advised by Frederic W. Cook & Co., Inc., or Cook, a compensation consultant, engaged by and reporting to the ECC. Cook advises the ECC with respect to the competitive positioning of base salary, annual bonus and long-term incentives for members of management, including our named executive officers.

The ECC benchmarks total compensation of our named executive officers and each of the elements of that compensation against a group of 12 peer companies that are large, publicly traded retailers selected by the ECC. Substantially the same peer group has been used over a number of years, and the ECC considers revisions each year to reflect changes in the peer group and TJX with the advice of the ECC’s compensation consultant and our management. The peer group for fiscal 2008 was Circuit City Stores, Inc., Dillard’s, Inc., Macy’s, Inc., The Gap, Inc., Kohl’s Corporation, Limited Brands, Inc., Nike, Inc., OfficeMax Incorporated, J.C. Penney Company, Inc., Ross Stores, Inc., Staples, Inc. and Target Corporation. Although the ECC uses peer group data to provide context for its own determinations, it does not calibrate compensation or any element of compensation for our named executive officers with any specified level at the peer group.

Total Compensation

In determining the overall level and components of executive compensation, the ECC focuses on total compensation. Generally, the ECC conducts a strategic review of the compensation policies for all management employees of TJX and its divisions, including the named executive officers. Utilizing the comparative benchmarking data provided by TJX’s compensation consultant, and in the case of our named executive officers, the ECC’s compensation consultant, the ECC assesses the overall competitiveness of our compensation programs. For each management level, the ECC then assesses the appropriate mix of short-term versus long-term incentives and cash versus equity-based compensation to provide a competitive mix and at the same time encourage long-range goals and employee retention. The ECC subsequently reviews and determines individual compensation components, including base salary, short-term and long-term cash incentive awards and equity grants.

Base Salary

Each of our named executive officers receives a base salary in cash during the fiscal year. Base salary levels are determined by the ECC taking into account contractual obligations, individual performance, responsibilities, past base salary, the limitation on income tax deductions imposed by Section 162(m) of the Internal Revenue Code, peer group data, the advice of Cook and recommendations by the supervising executive officers. The performance review of the Chief Executive Officer is performed each year by the Corporate Governance Committee as provided in its charter. The review includes both quantitative and qualitative factors, including the Chief Executive Officer’s achievement of performance objectives in addition to those provided in the Management Incentive Plan and the Long Range Performance Incentive Plan for the year. The Corporate Governance Committee does not make compensation recommendations. In the case of each other named executive officer, the executive to whom such officer reports undertakes the performance review and makes salary recommendations to the ECC. For fiscal 2008, the executive to whom each such other named executive reports was as follows: Ms. Meyrowitz in the case of Mr. Campbell, Mr. Barron and Mr. Herrman; Mr. Campbell in the case of Mr. Naylor; and Mr. Naylor in the case of Mr. Tripathy. Base salary increases for our named executive officers, other than increases as a result of mid-fiscal year promotions or contractual obligations, are generally implemented effective in June each year.

In April 2007, effective as of the beginning of fiscal 2008, Ms. Meyrowitz’s base salary was increased as a result of her promotion to Chief Executive Officer, and on June 11, 2007, Mr. Tripathy’s base salary was set in connection with his joining us as Chief Financial Officer. In June 2007, the ECC increased the base salaries of Mr. Campbell, Mr. Barron, Mr. Naylor and Mr. Herrman as part of its annual performance appraisal.

Incentive Compensation

General.  A significant portion of each named executive officer’s compensation is cash and equity-based incentive compensation granted under plans approved by our stockholders. Our cash incentive plans compensate named executive officers based on achievement of corporate financial goals and on continued service. In this way, these plans provide incentives for these executives as well as other associates to achieve our targeted corporate performance in the short and long term while at the same time promoting retention. The equity-based awards are made under a stockholder-approved plan, and such awards to our named executive officers in fiscal 2008 consisted of options to acquire our stock and performance-based restricted stock. Stock options are subject to service-based vesting requirements and deliver value only if the market price of our stock increases. Vesting of the restricted stock awards depends on meeting both service and performance conditions. Our incentive compensation for our named executive officers in fiscal 2008 was intended to qualify for an exemption from the deduction limitation rules of Section 162(m) of the Internal Revenue Code.

The ECC does not apply a formula in determining the portion of total compensation payable in the form of cash incentive compensation or equity-based compensation. However, starting in fiscal 2006, based on input from our shareholders and a review of our equity grant practices, the ECC determined to reallocate the elements of long-term incentive compensation so that generally a larger proportion would be provided by our long-term cash incentive program and a smaller proportion would be provided by stock option grants.

Short-Term Cash Incentives.  Our short-term, annual cash incentive awards are made under our shareholder-approved Management Incentive Plan, or MIP. Our MIP is designed to encourage our key associates and managers, including our named executive officers, to achieve annual performance targets for each of our divisions. Each MIP award has a target award, which is a percentage of the participant’s base salary, and performance targets that are set by the ECC. MIP awards are paid in cash in an amount determined by measurement of actual performance against performance targets. If performance meets the performance targets, participants receive their target MIP awards. If performance exceeds the performance targets, participants are paid more than their target MIP awards based on the extent to which performance exceeds the performance targets (but, under the terms of the MIP, not more than two times the target award and not more than a maximum of $5 million per award). If performance does not meet the performance targets, the participants are paid no MIP awards or are paid awards below their target awards, based on the extent to which performance falls below the performance targets.

The annual MIP performance target for each division is a level of divisional pre-tax income excluding capitalized inventory costs and certain corporate allocations and including intercompany interest income/expense. Our divisional associates and, in fiscal 2008, Mr. Herrman, have only a divisional performance target, and their awards are determined solely by divisional performance of the division in which they work. Awards for our corporate associates, including our other named executive officers (other than Mr. Herrman, President of Marmaxx), include weighted performance targets for all our divisions (except Bob’s Stores due to its small size), and our corporate associates earn a portion of their MIP awards based on the performance of each of these divisions. For our corporate incentive award, Marmaxx is underweighted relative to its expected contribution to corporate pre-tax income in order to make performance at the smaller divisions more meaningful to the incentive award and thereby promote focus on their performance.

Divisional performance at the actual performance target results in payment at the target level of a divisional MIP award or the divisional portion of a corporate MIP award. If a division performs above or below its target performance, the amount of the divisional award or the divisional portion of the corporate award applicable to the division is adjusted in accordance with a predetermined percentage adjustment, or slope adjustment. (Due to the lower profitability of A.J. Wright, instead of slope adjustments, the ECC has established predetermined step adjustments for above or below target performance.) The slope adjustments include a minimum level of divisional performance required to obtain any award with respect to each division and the maximum level of divisional performance beyond which the award will not be increased for each division. For fiscal 2008, the minimum performance level for each division (except A.J. Wright) ranged from 70% to 80% of the performance targets, and the maximum performance level ranged from 114% to 130% of the performance targets. The portions of the awards earned for each division are aggregated for the corporate MIP award.

The MIP performance target for each division for fiscal 2008 was derived from our Board-approved plan, was within the range of projections for the year that we provided to the public in February 2007 and reflected the pre-tax income needed from each division to generate the return on invested capital and earnings per share projected to the public at that time. Because these MIP performance targets reflected our plans for our divisions for fiscal 2008, we believed that the target performances were reasonably achievable. This is also true for the MIP performance target for each division for fiscal 2009.

The MIP award opportunities (as a percentage of base salary) for fiscal 2008 were: Ms. Meyrowitz 100% target, 200% maximum; Mr. Campbell 55% target, 110% maximum; Mr. Herrman 55% target, 110% maximum; Mr. Barron 55% target, 110% maximum; Mr. Naylor 55% target, 110% maximum; and Mr. Tripathy 45% target, 90% maximum. The ECC also awarded Ms. Meyrowitz a supplemental MIP award for fiscal 2008 to compensate her for the absence of a fiscal 2006-2008 LRPIP award due to her employment in fiscal 2006 in a consulting role. As with other aspects of compensation, the ECC reviewed short-term cash compensation as part of its overall review of compensation of our named executive officers and established MIP target award levels based on responsibilities, peer group data and input from the ECC’s compensation consultant.

Our MIP requires that performance be certified by the ECC before any payments can be made to named executive officers. For our named executive officers, our MIP permits the ECC to lower, but not to raise, the awards, if any, indicated by the certified level of performance. The ECC did not exercise this discretion for the awards for fiscal 2008.

For fiscal 2008, our MIP bonuses for our named executive officers were calculated as follows (except that Mr. Herrman’s fiscal 2008 MIP award was 110.92%, based solely on the Marmaxx division performance):

						Weighted
					% Above	Contribution to
Fiscal 2008	Performance		Actual		or Below	Corporate
Division (Figures in 000’s)	Target		Performance		Target	MIP Target Award

Marmaxx		$1,315,817		$1,336,339	+1.56%	72.10%
Winners and HomeSense	C$	241,177	C$	262,117	+8.70%	15.21%
HomeGoods		$70,947		$72,690	+2.46%	10.82%
T.K. Maxx		£68,985		£74,913	+8.59%	12.86%
A.J. Wright		$(986)		$(4,320)	N/A	3.16%

			Total Corporate MIP Award: 114.15%

Long-Term Cash Incentives.  Our long-term cash incentive awards are made under our shareholder-approved Long Range Performance Incentive Plan, or LRPIP. Our LRPIP is designed to encourage our key associates and managers, including our named executive officers, to achieve cumulative multi-year performance targets for each of our divisions. All participants participate in the corporate LRPIP. Like the MIP, LRPIP awards are paid in cash in an amount determined by measurement of actual performance against performance targets. If cumulative performance meets the performance targets set by the ECC, participants receive their target LRPIP awards. If cumulative performance exceeds the performance targets, participants are paid more than their target LRPIP awards based on the extent to which performance exceeds the performance targets (but, under the terms of the LRPIP, not more than 150% of the target award subject to a maximum of $5 million per award). If performance does not meet the performance targets, the participants are paid no LRPIP awards or awards below their target LRPIP awards, based on the extent to which performance falls below the performance targets. For the LRPIP award opportunities for fiscal 2008-2010 granted in fiscal 2008, the minimum three-year performance level for an award was set at 33.33% of the performance targets and the level for maximum awards was set at 133.33% of the performance targets.

The ECC sets LRPIP performance targets for the cumulative pre-tax income of each division (other than Bob’s Stores due to its small size), excluding capitalized inventory costs and certain corporate allocations and including intercompany interest income/expense, for a multi-fiscal year period (generally three fiscal years). LRPIP awards include weighted performance targets for each of these divisions, and participants earn a portion of their LRPIP awards based on the performance of each of these divisions. The portion of the award allocated to each division is the same for both the LRPIP awards beginning in fiscal 2008 and the fiscal 2008 MIP corporate awards.

Payouts under the LRPIP for all awards are calculated in a similar manner to payouts under the corporate MIP except that performance is measured on a multi-year, generally three year, rather than a one-year basis. The award earned with respect to cumulative performance of each division for the multi-year period above or below target performance is determined by applying the pre-determined slope adjustments (except with respect to A.J. Wright Stores, as discussed previously). Amounts earned with respect to each division are aggregated for the corporate LRPIP award.

The ECC set LRPIP performance targets for fiscal 2008-2010 in April 2007, which were derived from our Board-approved plan, were within the range of projections that we provided to the public in February 2007, and reflected the pre-tax income needed from each division to generate the return on invested capital and earnings per share projected to the public at that time. Because these performance targets reflected our plans for our divisions, we expected the fiscal 2008-2010 performance targets to be reasonably achievable.

In April 2007 (and in June 2007 with respect to Mr. Tripathy), the ECC granted LRPIP awards for fiscal 2008-2010 to each participant in the LRPIP, including our named executive officers. The ECC reviews long-term and short-term cash compensation together and establishes LRPIP award levels by position, based on responsibilities, peer group data and input from the ECC’s compensation consultant. The LRPIP award opportunities for fiscal 2008-2010 were: Ms. Meyrowitz $1,400,000 target, $2,100,000 maximum; Mr. Campbell $700,000 target, $1,050,000 maximum; Mr. Herrman $700,000 target, $1,050,000 maximum; Mr. Barron $700,000 target, $1,050,000 maximum; Mr. Naylor $700,000 target, $1,050,000 maximum; and Mr. Tripathy $300,000 target, $450,000 maximum. In addition, the ECC awarded Mr. Tripathy an LRPIP opportunity for a two-year fiscal 2008-2009 cycle with a $300,000 target award with a maximum award of $450,000 to reflect the fact that he joined TJX during the fiscal 2007-2009 LRPIP cycle.

Under our LRPIP, the ECC must certify performance for a performance period before any payments can be made to named executive officers. Although LRPIP permits the ECC to decrease (but not increase) the payments otherwise earned under the program by our named executive officers, the ECC did not exercise that discretion with respect to awards becoming payable in April 2008.

For the fiscal 2006-2008 LRPIP cycle, our LRPIP bonuses for our named executive officers (other than Ms. Meyrowitz and Mr. Tripathy, who were not executive officers at the time of award and did not receive fiscal 2006-2008 LRPIP cycle awards) were calculated as follows:

						Weighted
	Cumulative		Cumulative		% Above	Contribution to
Fiscal 2006-2008	3-Year		3-Year		or Below	Corporate
Division (Figures in 000’s)	Performance Target		Actual Performance		Target	LRPIP Target Award

Marmaxx		$3,809,403		$3,813,979	+0.12%	65.12%
Winners and HomeSense	C$	616,248	C$	666,023	+8.08%	11.21%
HomeGoods		$232,609		$168,257	−27.67%	5.85%
T.K. Maxx		£216,760		£185,147	−14.58%	7.81%
A.J. Wright		$38,532		$(8,900)	N/A	0%

Total Corporate LRPIP Award: 89.99%

For the fiscal 2007-2008 supplemental cycle, our LRPIP bonuses for Messrs. Barron, Campbell and Naylor were calculated as follows:

						Weighted
	Cumulative		Cumulative		% Above	Contribution to
Fiscal 2007-2008	2-Year		2-Year		or Below	Corporate LRPIP
Division (Figures in 000’s)	Performance Target		Actual Performance		Target	Target Award

Marmaxx		$2,604,736		$2,644,256	+1.52%	66.48%
Winners and HomeSense	C$	438,606	C$	497,527	+13.43%	12.01%
HomeGoods		$182,873		$139,644	−23.64%	6.45%
T.K. Maxx		£162,894		£142,521	−12.51%	8.12%
A.J. Wright		$38,016		$(9,034)	N/A	0%

			Total Corporate LRPIP Award: 93.06%

Long-Term Equity-Based Compensation.  Long-term equity-based awards under our Stock Incentive Plan, or SIP, are an important part of our named executive officers’ total compensation. The ECC annually determines by management level the amount of equity grants and the allocations between stock options and performance-based restricted stock based on responsibilities, peer group data and input from the ECC’s compensation consultant. The ECC indexes the number of restricted shares and stock options actually granted based on the closing price of our common stock on the New York Stock Exchange on the grant date. For a given dollar change in the stock price, the ECC increases or decreases by a fixed percentage the number of shares or options awarded to each individual on the grant date. The purpose of indexing our equity awards is to normalize the underlying dollar value of our equity grants for fluctuations in our stock price. The ECC values each stock award based on the closing price of our common stock on the date of the award. For option awards, the ECC values the award based on the Black-Scholes option pricing formula.

In September 2007, the ECC made SIP awards of stock options to each of our named executive officers and an award of performance-based restricted stock to Mr. Campbell, and in April 2007, the ECC made SIP awards of performance-based restricted stock to Ms. Meyrowitz, Mr. Naylor, Mr. Barron and Mr. Herrman. The April 2007 restricted share award to Ms. Meyrowitz was related to her promotion to Chief Executive Officer during fiscal 2008. In general, stock options granted have a maximum term of ten years, vest over three years and, to the extent vested, are exercisable for a limited period following termination of employment. All option awards are granted with an exercise price equal to the closing stock price on the New York Stock Exchange on the grant date.

The restricted stock grants have both service-based and performance-based vesting conditions, with exceptions for certain early terminations. In order to fully satisfy the performance-based conditions for the fiscal 2008 grants to Mr. Naylor, Mr. Barron and Mr. Herrman, our performance must result in a minimum payout of 67% of target for corporate LRPIP awards for the three year cycle for fiscal years 2008 to 2010. For performance entitling the named executive officers to awards of less than 67% of the corporate target LRPIP award, each executive will receive a partial vesting of shares, which would be reduced pro-rata to zero at a 0% LRPIP award. In order to fully satisfy the performance-based conditions for the fiscal 2008 grant to Ms. Meyrowitz, our performance must result in a minimum payout of 67% of target for corporate MIP awards for the 2008 fiscal year. For performance entitling the named executive officers to awards of less than 67% of the corporate target MIP award for the 2008 fiscal year, Ms. Meyrowitz would receive a partial vesting of shares, which would be reduced pro-rata to zero at a 0% MIP award. Mr. Tripathy received a performance based restricted stock award with vesting in fiscal 2008 and 2009, based on continued employment and fiscal year 2008 and 2009 MIP performance and another award based on continued employment and fiscal 2008-2010 LRPIP performance. If MIP performance is at 67% for these respective years, Mr. Tripathy will receive a full award (the award is prorated for lower levels of performance). Mr. Campbell’s fiscal 2008 restricted stock award provides for vesting on the date the ECC certifies performance results under our MIP applicable to executive officers for fiscal 2009 at a level at or above 67% of his target MIP award (with prorated vesting for lower levels of performance). Additionally, if Mr. Campbell retires with the ECC’s consent or is terminated without cause, unvested shares and options will be subject to the general performance conditions described above but will not automatically be forfeited by reason of his retirement or termination. The other restricted stock grants generally vest in equal increments over three years of continuous employment.

Stock options do not deliver value unless and to the extent that the value of our stock appreciates, thus linking the interests of our executive officers with those of our shareholders. The service-based vesting conditions to which both our stock options and our other equity-based awards are subject are important retention incentives. The performance conditions applicable to the restricted stock awards assure that these awards do not vest unless the minimum performance is obtained under our MIP or LRPIP, although we expect that performance will be achieved, and make it possible for those awards to qualify for the performance-based compensation exception under Section 162(m) of the Internal Revenue Code.

Other Elements of Compensation

Retirement Benefits.  We maintain a broad-based defined benefit pension plan under which each participant’s benefit, payable in general as an annuity, accrues based on the participant’s compensation and service, although the plan was closed to new participants as of February 1, 2006. We also maintain a Supplemental Executive Retirement Plan, or SERP, although the ECC has not offered primary SERP benefits to any new participants in a number of years and does not currently intend to do so in the future. Ms. Meyrowitz, Mr. Campbell and Mr. Barron participate in our primary SERP benefit program, under which the participant may receive an amount payable in installments, or in certain other forms, of actuarially equivalent value to the value of an annuity providing annual payments up to a maximum of 50% of the participant’s final average earnings, less other employer-provided retirement benefits and social security benefits. Mr. Herrman and Mr. Naylor participate in the alternative SERP benefit program. Under this alternative benefit, participants whose regular pension benefits are affected by Internal Revenue Service benefit restrictions receive on a nonqualified basis, payable by us, the benefits lost by reason of those restrictions. The ECC’s general practice of not offering primary SERP benefits to new participants is in line with industry practices given the trend in the declining availability of supplemental executive retirement plans among large retail companies.

Deferred Compensation.  In fiscal 2008, we had two nonqualified elective deferred compensation plans, both of which were available to our named executive officers and others and pay market returns on amounts deferred. Under our General Deferred Compensation Plan, or GDCP, deferred amounts are credited to an account that earns notional interest until distributed at an annually adjusted rate based on U.S. Treasury securities. Under our Executive Savings Plan, or ESP, deferred amounts may be notionally invested in mutual funds or other investments, available on the market, as specified by the plan administrator. Participants in the ESP (other than those eligible for our primary SERP benefit) receive an employer match, subject to a vesting schedule, that may be similarly notionally invested. It has been our practice to purchase notional investments, thus realizing the actual return of the notional investments. Of our named executive officers, Mr. Naylor, Mr. Herrman and Mr. Tripathy are not eligible for primary SERP benefits and as a result, were eligible for an ESP match in fiscal 2008.

In December 2007, the ECC amended the ESP, effective January 1, 2008, to permit the deferral of up to 20% of base salary and up to 100% of any bonuses pursuant to any annual or long-term incentive plans. For associates at the level of executive vice president and above who are not eligible for primary SERP benefits, we will match 25% of the first 10% of their deferred base salaries, if they are younger than age 50 (or age 50 or older, if the 15 year maximum described below has been achieved), and 50% for executive vice presidents or 75% for division presidents, senior executive vice presidents and above of the first 10% of their deferred base salaries if they are age 50 or older (for up to 15 years), in each case if the MIP target is met. The amount of such match on the first 10% of their deferred base salaries will increase up to 40% for such employees who are younger than age 50, and up to 70% for executive vice presidents or 100% for division presidents, senior executive vice presidents and above who are age 50 or older (for up to 15 years), in each case if, and depending on the extent to which, such performance target is exceeded. With respect to amounts deferred under the ESP, participants may elect a distribution date earlier than retirement, but no earlier than January 1st of the second year following the year of the deferral, but absent such election would be eligible for distributions in respect of such amounts at retirement. Any matching contributions by us will be payable only at retirement. Because the GDCP was under-utilized, the ECC determined to accept no further deferrals into the GDCP as of January 1, 2008, other than for incentive awards payable in April 2008 that had been previously elected to be deferred under the GDCP which will continue to be deferred under the GDCP.

Perquisites.  We make a limited amount of perquisites and other personal benefits available to our executive officers, all of which are detailed in footnote 6 to the Summary Compensation Table below: (i) an automobile benefit, (ii) a tax gross-up on the automobile benefit, (iii) financial and tax planning services, (iv) reimbursement of legal expenses for employment arrangements, (v) relocation expense reimbursement, (vi) employer contributions or credits under savings plans and (vii) payment of life insurance premiums. In connection with hiring Mr. Tripathy as Chief Financial Officer during fiscal 2008, we paid expenses related to Mr. Tripathy’s relocation to Massachusetts from out of state, including legal and financing fees and real estate transfer taxes and commissions.

CEO Employment Agreement.  On April 9, 2007, we entered into a new two-year employment agreement with Ms. Meyrowitz effective as of January 28, 2007 with respect to her employment as Chief Executive Officer. The ECC negotiated this agreement with Ms. Meyrowitz and was advised by Cook with respect to its terms. Under the agreement, Ms. Meyrowitz’s base salary is set at a minimum of $1,400,000 per year (subject to potential increases upon ECC review). In April 2008, the ECC determined to increase Ms. Meyrowitz’s base salary to $1,475,000. She continues to be eligible to participate in both the MIP and LRPIP at levels commensurate with her position and responsibilities and subject to such terms as are established by the ECC. Ms. Meyrowitz agreed to non-competition and non-solicitation provisions during the term of her employment and for 18 months thereafter. Ms. Meyrowitz was also awarded 42,500 shares of performance-based restricted stock under our SIP in April 2007, which shares related to her promotion.

CFO Employment Agreement.  Using an executive search firm, we conducted a national search for a new Chief Financial Officer in fiscal 2008. In connection with Mr. Tripathy’s appointment as Executive Vice President and Chief Financial Officer, the ECC, advised by Cook, negotiated an employment agreement with him, which was entered into and effective as of June 11, 2007. Mr. Tripathy’s compensation reflected the ECC’s assessment of competitive compensation for the job responsibilities. Under his employment agreement, Mr. Tripathy is entitled to an annual base salary of not less than $625,000 and participation in MIP and LRPIP at levels commensurate with his position and responsibilities and subject to such terms as are established by the ECC. In fiscal 2008, Mr. Tripathy was granted the MIP and LRPIP opportunities described above as provided in his employment contract. Mr. Tripathy was granted 35,200 shares of performance-based restricted stock under the SIP in connection with his hiring. A portion of this restricted stock grant was designed to compensate for incentives he forfeited by leaving his former employer. Mr. Tripathy received a sign-on bonus of $100,000. Mr. Tripathy agreed to non-competition and non-solicitation provisions during the term of his employment and for 12 months thereafter, in the case of the non-competition provisions, and 24 months thereafter, in the case of the non-solicitation provisions.

CAO Employment Agreement.  On April 5, 2008, we entered into a new employment agreement with Mr. Naylor with respect to his employment as Senior Executive Vice President, Chief Administrative and Business Development Officer. The ECC negotiated this agreement with Mr. Naylor. Under the agreement, Mr. Naylor’s base salary is set at a minimum of $700,000 per year (subject to potential increases upon ECC review). He continues to be eligible to participate in both the MIP and LRPIP at levels commensurate with his position and responsibilities and subject to such terms as are established by the ECC. Mr. Naylor agreed to a non-competition provision during the term of his employment and for 18 months thereafter and non-solicitation provisions during the term of his employment and for 24 months thereafter.

Other Employment and Change of Control Agreements.  During fiscal 2008, each of our named executive officers had an agreement that provided employment and severance terms, including in connection with a change of control, and non-competition and non-solicitation undertakings. Provisions of these agreements relating to termination and change of control are summarized below. We provided these agreements because we believe that it is important to define the relative obligations of TJX and our named executive officers, including obtaining protection against competition and solicitation, and that severance and change of control protections assist in attracting and retaining high quality executives and in keeping them focused on their responsibilities during any period in which a change of control may be contemplated or pending.

Stock Ownership Guidelines.  We have a stock ownership policy that applies to all of our executive officers. Applicable provisions of this policy are summarized in more detail above under “Stock Ownership Guidelines” in the “Corporate Governance” section. These guidelines are designed to align our executives’ interests with those of our shareholders and to encourage a long-term focus. Also, our policies prohibit our executives from engaging in hedging transactions with respect to TJX stock.

Tax and Accounting Considerations.  We structure incentive compensation arrangements to qualify as performance-based compensation exempt from the deduction limitations under Section 162(m) of the Internal Revenue Code, but we view the availability of a tax deduction as only one relevant consideration. We continue to emphasize performance-based compensation for executives and thus minimize the effect of Section 162(m). However, the ECC believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent necessary for our success. Consequently, the ECC authorizes nonperformance-based compensation in excess of $1 million. We also structure our compensation and benefit arrangements, where applicable, to qualify for an exemption under, or to satisfy the requirements of, the “nonqualified deferred compensation” rules under Section 409A of the Internal Revenue Code.

Equity Grant Practices.  Virtually all of our stock options and stock awards are granted at the same regularly scheduled ECC meetings held on approximately the same dates each year. The specific dates of the meetings are set by the Board, along with its determination of all regularly scheduled Board and committee meetings, generally about two years in advance. In limited circumstances, typically in connection with new hires or promotions, the ECC approves or grants stock options and stock awards at other times during the year at pre-scheduled ECC meetings. The ECC does not have any programs, plans or practices of timing these equity grants in coordination with the release of material non-public information. The exercise price of each stock option grant is the closing stock price on the New York Stock Exchange on the grant date.

Executive Compensation Committee Processes and Procedures

The ECC is responsible for overseeing executive compensation and benefits. The ECC has the authority, without Board or management approval, to retain and terminate all compensation consultants and to determine their fees and terms of engagement. In addition, the ECC may delegate its authority to a subcommittee and may establish formal procedures to govern its operation, as it deems appropriate.

In determining the compensation program for TJX and setting the compensation of our named executive officers, the ECC generally provides for total compensation and each of its elements by position level and individual performance. The ECC retained Cook in fiscal 2008 to provide the ECC with comparative compensation data. The ECC directly engaged Cook, setting the fees and the scope of the assignment. Cook assisted the ECC by assessing the competitiveness of our compensation levels for our named executive officers and other key senior managers. Cook utilized comparative data for a peer group of 12 publicly traded retail companies identified under “Compensation Discussion and Analysis” and benchmarked the total compensation levels of our named executive officers and the elements of that compensation, base salary, annual bonus and long-term incentive compensation, against those of the peer group. The ECC utilized this comparative data to assist it in determining the level and mix of compensation for our named executive officers.

The ECC reviews and approves compensation matters at various meetings during the year. The ECC generally acts as follows including with respect to our named executive officers:

Meeting	Action

June	Overall executive compensation review and base salary changes approved.
September	Grant of stock options under SIP.
January/February	Review of potential incentive award opportunities under MIP and LRPIP.
April	Certification of performance results for performance-based restricted stock awards previously granted under SIP with performance targets for or ending in prior fiscal year.
Grant of performance-based restricted stock awards under SIP.
Certification of performance results under MIP awards for prior fiscal year and LRPIP awards with cycles ending in prior fiscal year.
Establishment of goals for MIP awards for current fiscal year and LRPIP awards with cycles beginning in current fiscal year.
Regular/Special	Approval of employment agreements and grants of equity incentives to senior executives including executive officers in the case of promotions. new hires and other circumstances.

Restricted stock awards to our named executive officers are both performance-based and service-based and are conditioned on achieving performance targets indexed to the targets of our MIP or LRPIP. Stock options and restricted stock awards are generally granted based on an employee’s position and job performance.

Our named executive officers play a limited role in the executive compensation process. Each named executive officer provides annual performance reviews of any named executive officers directly reporting to him or her. In addition, our Chief Executive Officer makes recommendations to the ECC regarding base salaries and other elements of compensation for the other named executive officers. The ECC then considers those performance reviews and recommendations in establishing base salaries, cash incentive awards and equity grants. The Corporate Governance Committee performs the annual performance review of our Chief Executive Officer, which the ECC considers in determining the compensation of our Chief Executive Officer.

Our named executive officers participate in our strategic planning process and recommend to the Board the annual plans for TJX and its divisions. These plans are the basis for the MIP and LRPIP performance targets and the restricted stock performance criteria, all of which are approved by the ECC. In addition, Mr. Campbell, Vice Chairman, assists the ECC in its administration of the MIP, LRPIP, SIP, SERP, GDCP and ESP and advises the ECC regarding the general design and structure of these incentive plans. Mr. Cammarata, Ms. Meyrowitz and Mr. Campbell regularly attended ECC meetings at the request of the ECC, although the ECC met in executive session at all regularly scheduled meetings.

Summary Compensation Table

The following table provides information concerning compensation for our principal executive officer, our principal financial officers during fiscal 2008 and our three other most highly paid executive officers during fiscal 2008 (collectively, our named executive officers):

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred	All Other
Name and	Fiscal			Stock	Option	Incentive Plan	Compensation	Compensation
Principal Position	Year	Salary	Bonus	Awards(2)	Awards(2)	Compensation(3)	Earnings(4)	(5),(6)	Total

Carol Meyrowitz(1)	2008	$1,400,000	—	$2,578,770	$797,304	$2,305,830	$1,492,146	$55,034	$8,629,084
President and Chief Executive Officer	2007	$1,076,731	—	$3,135,084	$1,048,938	$2,017,580	$268,076	$38,837	$7,585,246
Donald G. Campbell	2008	$773,558	—	$770,409	$696,536	$985,209	$242,165	$39,166	$3,507,043
Vice Chairman	2007	$740,769	—	$513,032	$991,458	$897,333	$145,379	$37,989	$3,325,960
Ernie L. Herrman	2008	$757,211	—	$800,168	$597,340	$934,392	$51,447	$67,138	$3,207,696
Senior Executive Vice President,
President Marmaxx
Arnold S. Barron	2008	$723,558	—	$800,168	$597,340	$934,262	$439,911	$43,106	$3,538,345
Senior Executive Vice President,	2007	$672,673	—	$451,687	$768,413	$728,728	$325,623	$41,769	$2,988,893
Group President
Jeffrey G. Naylor(1)	2008	$683,654	—	$415,001	$614,183	$896,171	$60,863	$74,886	$2,744,758
Senior Executive Vice President,	2007	$627,596	—	$340,098	$832,594	$668,120	$48,684	$44,957	$2,562,049
Chief Administrative and Business Development Officer
Nirmal K. Tripathy(1)	2008	$396,635	$100,000	$372,609	$34,917	$621,047	$0	$394,492	$1,919,700
Executive Vice President,
Chief Financial Officer

(1)	On January 28, 2007, Ms. Meyrowitz was named Chief Executive Officer. Effective June 11, 2007, Mr. Tripathy was named Chief Financial Officer and Mr. Naylor, who had been Chief Financial Officer, was named Chief Administrative and Business Development Officer.

(2)	Reflects the amounts recognized for financial statement reporting purposes for fiscal 2008 in accordance with Statement of Financial Accounting Standards No. 123(R) (SFAS No. 123(R)). In accordance with SEC rules, these amounts exclude estimates of forfeitures in the case of awards with service-based vesting conditions. Stock and option awards are valued in accordance with SFAS 123(R). Stock awards are valued based on the closing price of our common stock on the New York Stock Exchange on the grant date. The underlying valuation assumptions are disclosed in Note G to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2008.

(3)	Reflects the total amounts earned under the MIP and LRPIP during fiscal 2008. Amounts earned were paid to participants in April 2008 following the Executive Compensation Committee’s certification of performance results under the plans. In fiscal 2008, our named executive officers earned the following amounts under the MIP: Ms. Meyrowitz ($2,305,830), Mr. Campbell ($485,659), Mr. Herrman ($461,944), Mr. Barron ($454,268), Mr. Naylor ($429,215) and Mr. Tripathy ($621,047). Ms. Meyrowitz’s MIP award total includes $1,598,100 with respect to her fiscal 2008 MIP award and $707,730 with respect to a supplemental MIP award to compensate her for not participating in the LRPIP cycle ending in fiscal 2008. Mr. Tripathy’s MIP award total includes $321,047 with respect to his fiscal 2008 MIP award and $300,000 with respect to a supplemental MIP award associated with commencement of employment with TJX. Our named executive officers earned the following amounts under the LRPIP cycle ending in fiscal 2008: Mr. Campbell ($359,960 and a supplemental LRPIP award of $139,590), Mr. Herrman ($314,965 and a supplemental LRPIP award of $157,483), Mr. Barron

($319,465 and a supplemental LRPIP award of $160,529), and Mr. Naylor ($292,468 and a supplemental LRPIP award of $174,488).

(4)	Amounts reflect the change in the actuarial present value of accumulated benefit obligations. Our named executive officers did not receive above-market or preferential earnings on non-tax qualified deferred compensation.

(5)	Perquisites and other personal benefits are valued on an aggregate incremental cost basis. All figures shown below in footnote 6 represent the direct dollar cost incurred by us in providing these perquisites and other personal benefits to our named executive officers.

(6)	The table below shows amounts under All Other Compensation for fiscal 2008:

								Company-
		Automobile					Employer	Paid
		Benefit	Financial				Contributions or	Amounts
	Automobile	Tax	and Tax	Legal Fee	Relocation		Credits under	for Life
Name	Benefit	Gross-up	Planning	Reimbursement	Expense		Savings Plans(b)	Insurance

Carol Meyrowitz	$24,001	$11,295	$4,500	$9,991	$0		$3,913	$1,334
Donald G. Campbell	$22,045	$10,374	$1,500	$0	$0		$3,913	$1,334
Ernie L. Herrman	$24,400	$11,482	$1,500	$0	$0		$29,756	$0
Arnold S. Barron	$23,704	$11,155	$3,000	$0	$0		$3,913	$1,334
Jeffrey G. Naylor	$24,400	$11,482	$3,000	$0	$0		$34,670	$1,334
Nirmal K. Tripathy	$12,588	$5,924	$0	$7,000	$368,258	(a)	$0	$722

(a)	Reflects relocation and associated tax gross-up payment for Mr. Tripathy’s relocation in connection with his hiring.

(b)	Amounts reflect matching contributions under our 401(k) plan and, in the case of Mr. Naylor and Mr. Herrman, the matching contributions under our ESP.

Total compensation for our named executive officers is composed of base salary, short-term and long-term cash incentives, long-term equity-based incentives, retirement benefits and limited perquisites. During fiscal 2008, each of our named executive officers had an employment agreement that provided for a base salary of not less than the amount of such officer’s current base salary. Effective March 13, 2006, each of our named executive officers agreed to a 10% salary reduction for his or her base salary and entered into amendments to his or her employment agreement permitting such a decrease. None of our named executive officers received a cash bonus outside of our MIP or LRPIP during fiscal 2007 or fiscal 2008 (other than Mr. Tripathy, who received a sign-on bonus). Our named executive officers were entitled under their employment agreements to participation in our SIP, MIP and LRPIP. Ms. Meyrowitz’s supplemental fiscal 2008 MIP award was granted to compensate her for the absence of a LRPIP award for fiscal 2006-2008 resulting from her employment in fiscal 2006 in a consulting role. Ms Meyrowitz, Mr. Campbell and Mr. Barron are fully vested in their respective accrued SERP benefits. The employment agreements of our named executive officers entitled them to an automobile benefit and participation in employee benefit and fringe benefit plans and programs made available to executives generally. For our executives, all other compensation items including perquisites comprise a small portion of overall total compensation. Mr. Tripathy’s total compensation was established to induce him to relocate and join TJX.

Grants of Plan-Based Awards in Fiscal 2008

The following table reports potential payouts under our incentive plans and all other stock and option awards that were granted during fiscal 2008 to our named executive officers.

								All Other	All Other
								Stock	Option
								Awards:	Awards:		Grant Date
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	Exercise or	Fair Value
		Under Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Base Price	of Stock
Name and	Grant	Plan Awards ($)			Plan Awards (# of Shares)			Stock or	Underlying	of Option	and Option
Award Type	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards(1)	Awards(2)

Carol Meyrowitz
MIP(3)	04/05/07	—	$2,020,000	$4,040,000
LRPIP(4)	04/05/07	—	$1,400,000	$2,100,000
Stock Options	09/10/07				120,000	120,000	120,000		—	$29.23	$1,005,600
Stock Awards	04/05/07				—	42,500	42,500	—			$1,185,325
Donald G. Campbell
MIP(3)	04/05/07	—	$425,457	$850,914
LRPIP(4)	04/05/07	—	$700,000	$1,050,000
Stock Options	09/10/07				80,000	80,000	80,000		—	$29.23	$670,400
Stock Awards	09/10/07				—	20,000	20,000	—			$584,600
Ernie L. Herrman
MIP(3)	04/05/07	—	$416,466	$832,932
LRPIP(4)	04/05/07	—	$700,000	$1,050,000
Stock Options	09/10/07				60,000	60,000	60,000		—	$29.23	$502,800
Stock Awards	04/05/07				—	15,938	15,938	—			$444,511
Arnold S. Barron
MIP(3)	04/05/07	—	$397,957	$795,914
LRPIP(4)	04/05/07	—	$700,000	$1,050,000
Stock Options	09/10/07				60,000	60,000	60,000		—	$29.23	$502,800
Stock Awards	04/05/07				—	15,938	15,938	—			$444,511
Jeffrey G. Naylor
MIP(3)	04/05/07	—	$376,009	$752,018
LRPIP(4)	04/05/07	—	$700,000	$1,050,000
Stock Options	09/10/07				60,000	60,000	60,000		—	$29.23	$502,800
Stock Awards	04/05/07				—	15,938	15,938	—			$444,511
Nirmal K. Tripathy(5)
MIP(3)	06/11/07	—	$581,250	$1,162,500
LRPIP(4)	06/11/07	—	$600,000	$900,000
Stock Options	09/10/07				30,000	30,000	30,000		—	$29.23	$251,400
Stock Awards	06/11/07				—	35,200	35,200	—			$984,896

(1)	All option awards were granted with an exercise price equal to the closing price on the New York Stock Exchange on the date of grant.

(2)	Reflects the fair market value of stock and options awards on the grant date. Stock awards are valued based on the closing price of our common stock on the New York Stock Exchange on the grant date. Option awards are valued on the Black-Scholes option pricing model. The underlying valuation assumptions for equity awards are further discussed in Note G to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2008.

(3)	Figures reflect award opportunities under the fiscal 2008 MIP. Actual amounts earned under the fiscal 2008 MIP awards are discussed in footnote 3 to the Summary Compensation Table.

(4)	Figures reflect award opportunities under the LRPIP cycle for 2008-2010.

(5)	Mr. Tripathy had a MIP award opportunity of $281,250 plus a supplemental MIP award opportunity guaranteed to be not less than $300,000. He also has a FY08-10 LRPIP award opportunity of $300,000 plus a supplemental FY08-09 LRPIP award opportunity of $300,000.

A significant portion of each executive officer’s compensation is composed of cash and equity-based incentive compensation. Short-term cash incentives are granted under our MIP, and long-term cash incentives are granted under our LRPIP. As discussed in “Compensation Discussion and Analysis,” MIP awards are determined based on fiscal year performance targets for each of our divisions set annually by the ECC. For each participant, the target award is set as a percentage of base salary. If our performance meets the targeted performance, participants receive their target bonus. If our performance exceeds the targeted performance, participants can earn up to the specified maximum, shown above, but not more than $5 million per award. If the performance target is less than targeted performance, the participants will receive no bonuses or bonuses below target, based on the extent of the deficiencies. Similarly, LRPIP awards are based on multi-year cumulative performance targets set by the ECC. Like our MIP, participants are paid performance awards under the LRPIP only to the extent that multi-year performance targets are achieved. LRPIP participants can earn up to the specified maximum, shown above, but not more than $5 million per award.

In fiscal 2008, we granted all equity incentives, including stock options and performance-based restricted stock, under our SIP. Generally, stock options have a maximum term of ten years and vest in equal annual installments over three years. Following a termination of employment by reason of death, disability, or retirement at or after age 65 with five or more years of service, vested options generally remain exercisable for five years following termination. Following a retirement at or after age 65 with ten or more years of service, or a retirement at or after age 60 with 20 or more years of service, vested options generally remain exercisable for five years following termination and unvested options will continue to vest for the three year period following retirement. In the event of any other termination, other than a termination for cause, vested options for our named executive officers generally remain exercisable for six months following termination. All options, whether or not then vested, are forfeited on a termination for cause.

The restricted stock grants have both service-based and performance-based vesting conditions, with exceptions for some early terminations. Typically, the service-based conditions are satisfied by three years of continuous employment and the performance-based conditions are tied to the corporate performance target under our MIP. During fiscal 2006, based on input from our shareholders and a review of our equity grant practices, we revised our general approach to long-term compensation by decreasing the stock option incentives awarded to individuals and increasing their long-term cash incentive awards going forward, which impact is reflected in our fiscal 2008 grants of equity and non-equity incentive plan compensation.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table provides information on outstanding option and stock awards for named executive officers as of January 26, 2008:

	Option Awards					Stock Awards
								Equity	Equity
								Incentive	Incentive
			Equity Incentive				Market	Plan Awards:	Plan Awards:
			Plan Awards:			Number of	Value of	Number of	Market or
	Number of	Number of	Number of			Shares or	Shares or	Unearned	Payout Value
	Securities	Securities	Securities			Units of	Units of	Shares,	of Unearned
	Underlying	Underlying	Underlying			Stock That	Stock That	Units or	Shares, Units or
	Unexercised	Unexercised	Unexercised	Option	Option	Have Not	Have Not	Other Rights	Other Rights
	Options	Options	Unearned	Exercise	Expiration	Vested	Vested	That Have	That Have
Name	Exercisable(1)	Unexercisable(1)	Options	Price	Date	(2),(4)	(2),(3)	Not Vested(4)	Not Vested(3)

Carol Meyrowitz	225,000	—	0	$21.7500	09/08/14	142,500	$4,306,350	100,000	$3,022,000
	42,500	85,000		$27.0000	09/06/16
		120,000		$29.2300	09/10/17
Donald G. Campbell	125,000	—	0	$19.8500	09/04/12	43,750	$1,322,125	20,000	$604,400
	225,000	—		$20.1400	09/09/13
	150,000	—		$21.7500	09/08/14
	50,000	25,000		$21.4300	09/07/15
	28,334	56,666		$27.0000	09/06/16
	—	80,000		$29.2300	09/10/17
Ernie L. Herrman	41,800	—	0	$19.8500	09/04/12	18,750	$566,625	31,876	$963,293
	125,000	—		$20.1400	09/09/13
	137,500	—		$21.7500	09/08/14
	50,000	25,000		$21.4300	09/07/15
	21,250	42,500		$27.0000	09/06/16
	—	60,000		$29.2300	09/10/17
Arnold S. Barron	83,333	—	0	$20.1400	09/09/13	18,750	$566,625	31,876	$963,293
	137,500	—		$21.7500	09/08/14
	50,000	25,000		$21.4300	09/07/15
	21,250	42,500		$27.0000	09/06/16
	—	60,000		$29.2300	09/10/17
Jeffrey G. Naylor	75,000	—	0	$22.8200	02/02/14	18,750	$566,625	31,876	$963,293
	150,000	—		$21.7500	09/08/14
	50,000	25,000		$21.4300	09/07/15
	21,250	42,500		$27.0000	09/06/16
	—	60,000		$29.2300	09/10/17
Nirmal K. Tripathy	—	30,000		$29.2300	09/10/17	8,333	$251,823	26,867	$811,921

(1)	All option awards are granted ten years prior to the option expiration date and vest in equal annual installments over three years, beginning on the first anniversary of the grant date, and upon a change of control and some employment terminations.

(2)	Reflects shares that have been earned but that have not vested.

(3)	Market values reflect the closing price of our common stock on the New York Stock Exchange on January 25, 2008 (the last business day of the fiscal year), which was $30.22 per share.

(4)	The following table shows the scheduled vesting dates for all unvested share awards for our named executive officers as of January 26, 2008:

Number of
Name	Unvested Shares	Vesting Date

Carol Meyrowitz	100,000	04/01/08
	42,500	04/01/08
	100,000	04/07/09
Donald G. Campbell	25,000	04/01/08
	18,750	04/15/08
	20,000	04/07/09
Ernie L. Herrman	18,750	09/04/08
	15,938	09/04/09
	15,938	09/06/10
Arnold S. Barron	18,750	09/04/08
	15,938	09/04/09
	15,938	09/06/10
Jeffrey G. Naylor	18,750	04/15/08
	15,938	04/15/09
	15,938	04/15/10
Nirmal K. Tripathy	8,333	04/15/08
	16,667	04/15/09
	10,200	09/06/10

Option Exercises and Stock Awards Vested during Fiscal 2008

The following table provides information relating to option exercises and stock award vesting of performance based restricted stock for our named executive officers during fiscal 2008:

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
Name	on Exercise	on Exercise(1)	on Vesting	on Vesting(2)

Carol Meyrowitz	0	$0	100,000	$2,789,000
Donald G. Campbell	0	$0	18,750	$523,500
Ernie L. Herrman	93,200	$938,000	18,750	$568,125
Arnold S. Barron	41,666	$464,576	18,750	$568,125
Jeffrey G. Naylor	0	$0	18,750	$523,500
Nirmal K. Tripathy	0	$0	0	$0

(1)	Represents the stock price on the New York Stock Exchange on exercise date minus the option exercise price multiplied by the number of shares acquired on exercise.

(2)	Represents the stock price on the New York Stock Exchange on vesting date.

Pension Benefits

We maintain a tax-qualified defined benefit plan, or the Retirement Plan, under which participants accrue a benefit payable as an annuity at retirement or, if vested, on an earlier termination of employment. The amount accrued each year once participation commences after an initial one-year eligibility period, expressed as a life annuity payable commencing at age 65, is 1% of eligible compensation (base salary and MIP awards) up to a periodically adjusted limit (currently $81,000) and 1.4% of eligible compensation in excess of that limit. For years of service in excess of 35, the accrual rate is 1% per year of eligible compensation. Compensation in excess of another periodically adjusted limit, currently $230,000, however, is disregarded for these purposes.

Effective February 1, 2006, participation in the Retirement Plan was closed to future hires, and accordingly Mr. Tripathy does not participate. However, participants employed prior to the freeze date continue to accrue a benefit as described above. Benefits under the Retirement Plan vest, in general, after five years of service. Each of our other named executive officers except Mr. Naylor has a fully vested benefit under the Retirement Plan. A vested participant who retires or whose employment terminates prior to age 65 with at least ten years of service may elect to receive a reduced annuity benefit at retirement or at age 55, if later.

We also maintain a Supplemental Executive Retirement Plan. For each officer designated by the ECC, which include Ms. Meyrowitz, Mr. Campbell and Mr. Barron, the SERP benefit is payable in installments, or in certain other forms, of actuarially equivalent value to the value of an annuity providing annual payments up to a maximum of 50% of the participant’s final average earnings, less other employer-provided retirement benefits and social security benefits. This benefit, before offsets, accrues at the rate of 2.5% of final average earnings for each year of service not in excess of 20. In determining final average earnings, the SERP includes salary and short-term incentives for a year and takes into account the average for the five years over the preceding ten years that yields the highest average. Other key employees who participate in the pension plan, including Mr. Herrman and Mr. Naylor, are only eligible for an alternative SERP benefit under which participants whose regular pension benefits are affected by Internal Revenue Service benefit restrictions receive on a nonqualified basis, payable by us, the benefits lost by reason of those restrictions. Because she has not yet attained age 55, Ms. Meyrowitz is not eligible for early retirement under the Retirement Plan or the SERP, although she has a vested benefit under both.

We do not have a policy of granting extra years of credited service for purposes of these plans. The underlying valuation methodology and other material assumptions utilized in calculating the present value of the accumulated pension benefits (see table below) are disclosed in Note J to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2008.

The following table provides information on pension benefits for our named executive officers as of January 26, 2008, except for Mr. Tripathy who is not eligible for these pension benefits:

		Number of	Present
		Years	Value of	Payments
		Credited	Accumulated	During Last
Name	Plan Name	Service(1)	Benefit	Fiscal Year

Carol Meyrowitz	Retirement Plan	21	$222,726	—
	SERP	20	$4,444,956	—
Donald G. Campbell	Retirement Plan	33	$366,428	—
	SERP	20	$2,982,645	—
Ernie L. Herrman	Retirement Plan	17	$119,908	—
	SERP(2)	17	$213,309	—
Arnold S. Barron	Retirement Plan	27	$473,790	—
	SERP	20	$2,963,656	—
Jeffrey G. Naylor	Retirement Plan	3	$31,501	—
	SERP(2)	3	$94,023	—

(1)	Participants in our Retirement Plan and our alternative SERP benefit program begin to accrue credited service only after one year of service with TJX. Participants under our primary SERP benefit program begin to accrue credited service immediately and are credited with a maximum of 20 years of service.

(2)	Mr. Herrman and Mr. Naylor participate in our alternative SERP benefit program.

Nonqualified Deferred Compensation Plans

Our named executive officers can elect to participate in our Executive Savings Plan, or ESP, which is a nonqualified deferred compensation plan available to key employees. Effective January 1, 2008, the ESP was amended as described in Compensation Discussion and Analysis. Under the ESP as in effect through December 31, 2007, participants could defer up to 20% of base salary. Key employees who were not eligible for primary SERP benefits received matching credits under our ESP. For participants at the Vice President level or higher, we matched 25% of the first 10% of their deferred base salary if MIP performance targets were met (and up to a 50% match if those performance targets were exceeded). For participants below the

Vice President level, we matched 25% of the first 5% of their deferred salary if MIP performance targets were met. Participants received only a 10% matching credit if MIP performance targets are not met.

Matching employer credits are 50% vested after five years of plan participation and are 100% vested after ten years of plan participation or at age 55. All amounts deferred or credited to a participant’s account under the ESP are notionally invested in mutual funds or other investments, available on the market, specified by the plan administrator. Although not required by the ESP, it is our practice to purchase the investments specified by participants, thus realizing the actual return of the notional investments.

Under the ESP, amounts credited to a participant’s account have been distributed upon termination of employment. Effective as of January 1, 2008, with respect to amounts deferred under the ESP, participants may elect a distribution date earlier than retirement, but no earlier than January 1st of the second year following the year of the deferral. Distributions are generally lump sum payments, but participants whose employment terminates after they reach age 55 can elect to be paid in annual installments over a period of not more than 10 years. Participants can apply for distributions under the ESP prior to termination of employment in the event of financial hardship with respect to deferrals made prior to January 1, 2005. For amounts deferred or credited to a participant’s account prior to January 1, 2005, in the absence of financial hardship, a participant could request a lump sum distribution prior to termination and receive 85% of the vested account and 85% of the portion of the vested employer credit account, with the remaining 15% forfeited. To avoid adverse tax consequences to participants, the same withdrawal provision is not available for amounts deferred or credited to a participant’s account after January 1, 2005.

Through December 31, 2007, our named executive officers and directors, among others, were eligible to participate in our General Deferred Compensation Plan, or GDCP, which is a nonqualified deferred compensation plan that enabled participants to defer all or a portion of eligible compensation (including base salary, bonuses pursuant to an annual or long-term incentive plan, and, in the case of directors, retainers or meeting fees). Participants may elect an event (for amounts deferred prior to January 1, 2005) or a specific date for payment of deferred compensation and the form of payment, either lump sum or monthly installments. Deferral accounts include interest on deferred amounts, determined based on a rate for Treasury securities that is adjusted annually; for calendar 2007, this rate was 4.78%. A director participant who ceases to serve as a director or an employee participant who retires after age 55, dies or is disabled will be paid his or her deferral account at the time and in the manner elected, except that the final payment must be made no later than the tenth anniversary of termination of service. Employee participants whose employment is terminated for another reason receive a lump sum payment following termination. GDCP participants who receive a benefit under our Retirement Plan may be eligible to receive a retirement equalization benefit to compensate for the deferral of income. A participant who is already eligible to receive an equalization benefit of the same value under the SERP is not eligible for this benefit. Upon a change of control, each participant receives the entire amount credited to his deferred account, along with the present value of any retirement equalization benefit, in a lump sum payment. Because the GDCP was under-utilized, the ECC determined to accept no further deferrals into the GDCP as of January 1, 2008, other than for incentive awards payable in April 2008 that had been previously elected to be deferred under the GDCP.

The following table provides information on nonqualified deferred compensation plans for our named executive officers as of January 26, 2008, other than Mr. Tripathy who did not elect to participate in GDCP or ESP:

	Executive	Registrant	Aggregate	Aggregate	Aggregate
Name and	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
Plan Name	Last FY(1)	Last FY(2)	Last FY(3)	Distributions	Last FYE(4)

Carol Meyrowitz
GDCP	$295,100	$0	$18,010	$0	$502,658
Donald G. Campbell
GDCP	—	$0	$7,894	$0	$158,698
ESP	$163,096	$0	$8,105	$0	$2,103,304
Ernie L. Herrman
ESP	$0	$25,843	$33,421	$0	$487,806
Arnold S. Barron
ESP	$152,519	$0	$(25,233)	$0	$1,023,574
Jeffrey G. Naylor
GDCP	$0	$0	$5,975	$0	$120,120
ESP	$128,846	$30,840	$(14,287)	$0	$290,474

(1)	All executive contributions are also included as compensation in either the Salary or Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table.

(2)	The matching contributions of $25,843 received by Mr. Herrman and $30,840 received by Mr. Naylor under the ESP are also included in the All Other Compensation column of the Summary Compensation Table.

(3)	Reflects market-based earnings on amounts deferred by plan participants. In the case of the ESP, it is our practice to purchase the specified investments, thus realizing the actual market returns on the notional investments.

(4)	The aggregate balance includes executive contributions from prior fiscal years. To the extent that the named executive officer was a named executive officer in a prior fiscal year during which contributions were made, these prior contributions were previously included in the Summary Compensation Tables of prior proxy statements for named executive officers in those proxy statements as Salary or Bonus for the fiscal year in which these contributions were deferred.

Potential Payments upon Termination or Change of Control

Each of our named executive officers during fiscal 2008 was a party to an employment agreement providing for payments in connection with such officer’s termination or a change of control. Under these agreements, as in effect on the last day of fiscal 2008, upon involuntary termination prior to the end of the term of the agreement, or if the executive terminated voluntarily for good reason (defined as relocation or, in some cases, a change in reporting responsibilities), the executive would receive continuation of base salary for a severance period. The severance period for Mr. Barron, Mr. Campbell and Mr. Naylor is one year or the remainder of the term of the agreement if longer, offset by other earnings after one year, for Mr. Herrman and Ms. Meyrowitz is eighteen months, and for Mr. Tripathy is twelve months. In addition, during the severance period, the executive is entitled to continued medical and life insurance coverage, unless the executive obtains no less favorable coverage from another employer or self-employment, plus continuation of the executive’s automobile benefit. Cash and equity-based awards and other benefits are governed by the terms of those programs, which, upon involuntary termination prior to the end of the term of the agreement, or if the executive terminates voluntarily for good reason, generally provide prorated MIP and LRPIP target awards for the year of termination. In addition, under such circumstances, Ms. Meyrowitz and Mr. Campbell would receive full accelerated vesting of their stock awards and stock options. Each of these agreements, as in effect as of the last day of fiscal 2008, included a non-competition and non-solicitation agreement. The length of the non-solicitation was two years in the case of Messrs. Campbell, Barron, Naylor, Herrman and Tripathy, and eighteen months in the case of Ms. Meyrowitz. The length of the non-competition was two years in the case of Messrs. Campbell, Barron, Naylor and Herrman, twelve months in the case of Mr. Tripathy, and eighteen months in the case of Ms. Meyrowitz. Our obligation to continue to pay benefits ceases if, during such period following termination, the executive violates these agreements. Termination of the executive’s employment at the end of the employment agreement term is treated as an involuntary termination unless we make an offer of continued employment that satisfies conditions specified in the employment agreement and the executive declines the offer.

Under the employment agreements in effect at fiscal 2008 year end, upon a change of control, whether or not the executive’s employment has been terminated, the executive receives a cash lump sum payment equal to the executive’s maximum LRPIP award under any award cycles not yet completed, plus the executive’s target award and a prorated award under our MIP for the year of the change of control, plus full accelerated vesting of stock awards and stock options. If, within 24 months following a change of control and prior to the end of the term of the executive’s employment agreement, the executive’s employment is terminated by us without cause, by the executive for good reason or due to death, incapacity or disability, instead of the severance benefits described above, the executive receives a cash lump sum payment equal to two times the higher of the executive’s base salary immediately prior to termination or a change of control, plus continued medical and life insurance for two years (except to the extent the executive has coverage from another employer), plus the continuation of the automobile benefit for two years. We are also obligated to pay the executive a tax gross-up payment to cover certain taxes incurred in connection with a change of control and all legal fees and expenses reasonably incurred by the executive in seeking enforcement of the executive’s contractual rights following a change of control.

The events that constitute a change of control under the employment agreements for our named executive officers at fiscal 2008 year end generally consist of the following, subject to qualifications set forth in those employment agreements:

•	there occurs a change of control of a nature that would be required to be reported on Form 8-K or other applicable filings under the Securities Exchange Act of 1934, as amended; or

•	any person (or group of related persons or entities) becomes the owner of 20% or more of our common stock and thereafter individuals who were not our directors prior to the date such person became a 20% owner are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such person and constitute at least one-fourth of our board of directors; or

•	there occurs any solicitation or series of solicitations of proxies by or on behalf of any person (other than our board of directors) and thereafter individuals who were not our directors prior to the commencement of such solicitation or series of solicitations are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such person and constitute at least one-fourth of our board of directors; or

•	we execute an agreement of acquisition, merger or consolidation which contemplates that (i) after the effective date provided for in the agreement, all or substantially all of our business and/or assets shall be owned, leased or otherwise controlled by another person and (ii) individuals who are our directors when such agreement is executed shall not constitute a majority of the board of directors of the survivor or successor entity immediately after the effective date provided for in such agreement.

In the event of a termination by death, disability or incapacity on the last day of fiscal 2008, each named executive officer (or his or her legal representative) was entitled to certain benefits, including continuation of base salary for a severance period as described above, offset by benefits paid out under our long-term disability plan. During the severance period, the executive was also entitled to continued medical and life insurance coverage and continuation of the automobile benefit. In addition, each executive would receive a cash lump sum payment equal to any unpaid amounts to which the executive was entitled, under the MIP for fiscal 2008 and under LRPIP for any cycle completed prior to termination. Messrs. Barron, Campbell, Herrman and Naylor were also entitled to a payment equal to the sum of the prorated MIP and LRPIP target awards outstanding, plus the full target MIP award for the year of termination. Ms. Meyrowitz and Mr. Tripathy were also entitled to a payment equal to the sum of LRPIP target awards outstanding, plus the full target MIP award for the year of termination. Equity-based awards are generally governed by the terms of the individual grants. Under such circumstances, Ms. Meyrowitz and Mr. Campbell would have received full accelerated vesting of their restricted stock awards. Each executive would also have received partial accelerated vesting of the tranche of stock options that would have next vested.

The following table sets forth aggregate estimated payment obligations to each of our named executive officers assuming the triggering events occurred on January 26, 2008, all pursuant to the terms of each executive’s employment agreement as in effect on such date:

Triggering Event /Payments	J. Naylor	D. Campbell	C. Meyrowitz	A. Barron	N. Tripathy	E. Herrman

Death / Disability / Incapacity
Severance	$700,000	$785,000	$2,100,000	$735,000	$625,000	$1,177,500
MIP and LRPIP	2,348,189	2,536,123	5,525,830	2,430,176	1,503,297	2,050,858
Acceleration of Unvested Option Awards	307,975	337,382	176,450	307,975	9,900	307,975
Acceleration of Unvested Stock Awards	0	1,926,525	7,328,350	0	0	0
Medical/Life Insurance	11,382	8,482	24,997	12,152	16,665	32,996
Automobile Benefit	24,400	22,045	36,002	23,704	12,588	36,600

Total	$3,391,946	$5,615,557	$15,191,628	$3,509,007	$2,167,450	$3,605,929

Termination without Cause / Voluntary Termination with Good Reason
Severance	$700,000	$785,000	$2,100,000	$735,000	$625,000	$1,177,500
MIP and LRPIP	1,972,180	2,110,666	5,525,830	2,032,219	1,503,297	2,050,858
Acceleration of Unvested Option Awards	0	481,415	392,500	0	0	0
Acceleration of Unvested Stock Awards	0	1,926,525	7,328,350	0	0	0
Medical/Life Insurance	11,382	8,482	24,997	12,152	16,665	32,996
Automobile Benefit	24,400	22,045	36,002	23,704	12,588	36,600

Total	$2,707,962	$5,334,132	$15,407,678	$2,803,075	$2,157,550	$3,297,954

Change of Control
MIP and LRPIP	$3,318,974	$3,450,464	$7,790,000	$3,375,908	$2,064,500	$3,405,380
Acceleration of Unvested Option Awards	416,000	481,415	392,500	416,000	29,700	416,000
Acceleration of Unvested Stock Awards	1,529,918	1,926,525	7,328,350	1,529,918	1,063,744	1,529,918
Tax Gross-up	1,787,030	0	5,436,031	0	0	0

Total	$7,051,922	$5,858,404	$20,946,881	$5,321,826	$3,157,944	$5,351,298

Change of Control followed by Termination
Severance	$1,400,000	$1,570,000	$2,800,000	$1,470,000	$1,250,000	$1,570,000
MIP and LRPIP	3,318,974	3,450,464	7,790,000	3,375,908	2,064,500	3,405,380
SERP Enhancement	0	828,416	0	887,314	0	0
Acceleration of Unvested Option Awards	416,000	481,415	392,500	416,000	29,700	416,000
Acceleration of Unvested Stock Awards	1,529,918	1,926,525	7,328,350	1,529,918	1,063,744	1,529,918
Medical/Life Insurance	22,764	16,964	22,764	24,303	24,148	27,804
Automobile Benefit	48,800	44,090	48,002	47,408	25,176	48,800
Tax Gross-up	2,532,856	0	6,892,611	2,607,229	1,672,361	2,377,440

Total	$9,269,312	$8,317,873	$25,274,227	$10,358,080	$6,129,630	$9,375,342

We used the following assumptions to calculate these payments:

•	We assumed in each case that termination is not for cause, the executive does not violate his or her non-competition or non-solicitation agreements with us following termination, the executive does not receive medical or life insurance coverage from another employer within two years of termination or a change of control (or, in the case of a termination absent a change of control, within the remaining term of the agreement, if longer) and the executive does not incur legal fees requiring reimbursement from us.

•	In the case of disability or incapacity, we assumed that the executive is not entitled to payment under our long-term disability plan. If for any period an executive receives compensation under a TJX long-term disability plan or severance payments under his or her employment agreement, the executive would be obligated to reimburse us for any aggregate amount in excess of the severance amount listed in the table above.

•	We valued restricted stock, deferred stock and stock options using the closing price of our common stock on the New York Stock Exchange on January 25, 2008, the last business day of the fiscal year, which was $30.22 per share.

•	We included the full value of all accelerated stock awards ($30.22 per share) and the spread value ($30.22 per share minus the option exercise price) for all stock options that are accelerated upon a termination of employment (including by reason of death, disability or incapacity) or termination of employment and change of control. In the case of a termination and change of control, we assumed that all such awards would be cashed out at closing. See the table titled “Outstanding Equity Awards at 2008 Fiscal Year-End” for information regarding unvested stock and options awards.

•	We used the same assumptions for health care benefits that we used for our financial reporting under generally accepted accounting principles.

•	We assumed that the automobile benefit is two (or, in the case of a termination absent a change of control, the applicable severance multiple) times the automobile benefit for the executive.

•	We assumed that upon a termination without cause (or a voluntary termination with good reason), the executive would receive the actual MIP award for fiscal 2008 and the target MIP award for fiscal 2008, plus the prorated target award for each open LRPIP cycle based on the number of months of the cycle completed as of January 26, 2008 over 36 and the actual LRPIP payment due for any completed LRPIP cycle. We assumed that upon a termination and a change of control, the executive would receive two times his or her target MIP award for fiscal 2008 and the maximum award for each open LRPIP cycle and the actual LRPIP payment due for any completed LRPIP cycle.

•	We included the estimated present value of enhanced benefits payable under our SERP in the case of a termination and a change of control.

•	We included estimated tax gross-up payments for change-of-control excise taxes in the case of a termination and a change of control. For purposes of calculating the estimated tax gross-up payments, we assumed that all outstanding stock options are cashed out at their spread value ($30.22 per share minus the option exercise price). Finally, these figures assume that none of the parachute payments will be discounted as attributable to reasonable compensation.

Upon a termination or a termination and a change of control, other than the estimated present value of enhanced benefits payable under our SERP, which value is reflected in the table above, our named executive officers, like other participants in our Retirement Plan, ESP and GDCP, are eligible for the benefits described in the sections titled “Pension Benefits” and “Nonqualified Deferred Compensation Plans” and would be entitled to benefits under those plans in accordance with their terms. As described above, Mr. Tripathy is not eligible to participate in the Retirement Plan.

Under the employment agreements for our named executive officers at fiscal 2008 year end, the executive was generally subject to non-solicitation and non-competition undertakings described above. Upon a change of control, those employment agreements for each of our executives provide that the executive is no longer subject to the non-competition undertaking, but the non-solicitation undertaking remains in effect.

Compensation of Directors

For fiscal 2008, we paid all of our non-employee directors as follows:

•	Annual retainer of $40,000 for each director.

•	Additional annual retainer of $10,000 for each Committee chair.

•	Additional annual retainer of $70,000 for the Lead Director.

•	Fee of $1,500 for each Board meeting attended.

•	Fee of $2,000 for each Committee meeting attended as a Committee member or $2,500 for each Committee meeting attended as Committee chair.

•	Two annual deferred share awards, each representing shares of our common stock valued at $50,000.

Directors are not paid fees for attendance at Board and committee meetings that are short in duration. The Executive Committee does not receive the committee-specific compensation. Directors are reimbursed for customary expenses for attending Board and committee meetings. The deferred stock awards are granted under our Stock Incentive Plan. One of the deferred stock awards vests immediately and is payable with accumulated dividends in stock at the earlier of separation from service as a director or change of control. The second award vests based on service as a director until the annual meeting next following the award and is payable with accumulated dividends in stock at vesting date, unless an irrevocable advance election is made whereby it is payable at the same time as the first award. Deferred share awards and deferred dividends on those awards are granted under our SIP and are distributed as shares of common stock when the director leaves the Board or upon a change of control.

Our non-employee directors were eligible to defer their retainers and fees in our GDCP, under which amounts deferred earn interest at a periodically adjusted market-based rate and are paid at retirement from the Board. Effective January 1, 2008, no further deferrals by directors into the GDCP were permitted, and non-employee directors were eligible to defer their retainers and fees under the ESP, in which they are notionally invested in mutual funds or other investments, available on the market, specified by the plan administrator. Participating non-employee directors may select a distribution date earlier than retirement from the Board, but no earlier than January 1st of the second year following the year of the deferral. Our employee directors are not paid additional compensation for their service as directors. We do not provide retirement or insurance benefits for our non-employee directors.

The Corporate Governance Committee is responsible for reviewing and recommending non-employee director compensation to the Board. In fiscal 2008, the Committee, with the assistance of Cook, reviewed the amount and forms of compensation of non-employee directors, committee members and the Lead Director and benchmarked the total compensation and each type against the peer companies. As a result of this review, the Committee recommended, and the Board approved, an increase in the annual retainer from $40,000 to $50,000, effective fiscal 2009. Cook, the Committee’s independent compensation consultant, was directly retained by the Committee, which set the fees and determined the scope of this assignment for Cook.

The following table provides information concerning compensation for our non-employee directors and for Mr. Cammarata, our Chairman, during fiscal 2008.

						Change in
						Pension Value and
						Nonqualified
	Fees Earned				Non-Equity	Deferred
	or Paid		Stock	Option	Incentive Plan	Compensation	All Other
Name	In Cash		Awards(1),(5)	Awards(1),(5)	Compensation	Earnings(4)	Compensation		Total

José B. Alvarez	$21,775		$56,894	—	—	—	—		$78,669
Alan M. Bennett	$20,275		$56,894	—	—	—	—		$77,169
David A. Brandon	$88,000		$102,686	—	—	—	—		$190,686
Bernard Cammarata	$500,000	(2)	$886,281	—	—	$5,996	$38,772	(2)	$1,431,049	(2)
David T. Ching	$48,434		$83,333	—	—	—	—		$131,767
Gail Deegan(3)	$45,720		$19,537	—	—	—	—		$65,257
Michael F. Hines	$50,434		$83,333	—	—	—	—		$133,767
Amy B. Lane	$98,500		$101,572	—	—	—	——		$200,072
Richard G. Lesser(3)	$27,176		$18,349	—	—	—	—		$45,525
John F. O’Brien	$143,000		$104,235	—	—	—	—		$247,235
Robert F. Shapiro	$97,484		$106,429	—	—	—	—		$203,913
Willow B. Shire	$95,500		$104,445	—	—	—	—		$199,945
Fletcher H. Wiley	$95,000		$106,274	—	—	—	—		$201,274

(1)	Reflects the amounts recognized for financial statement reporting purposes for fiscal 2008 in accordance with SFAS 123(R). In accordance with SEC rules, these amounts exclude estimates of forfeitures in the case of awards with service-based vesting conditions. There were no stock option awards in fiscal 2008. Stock awards are valued in accordance with SFAS 123(R). Stock awards are valued on the closing price of our common stock on the New York Stock Exchange on the grant date. The underlying valuation assumptions for equity awards are further disclosed in Note G to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2008. The grant date fair value for the two deferred stock awards granted to our non-employee directors in fiscal 2008 was $50,000 per award. In September 2007, the ECC granted Mr. Cammarata 25,000 shares of unrestricted stock in recognition of his extraordinary efforts as Chairman.

(2)	Reflects compensation as an executive officer: base salary as Chairman of $500,000, automobile benefit of $23,704, tax gross-up on automobile allowance of $11,155, and matching contribution under 401(k) plan of $3,913.

(3)	Ms. Deegan and Mr. Lesser did not stand for re-election at the Annual Meeting held on June 5, 2007.

(4)	Amounts reflect the change in the actuarial present value of accumulated benefit obligations. Our directors did not receive above-market or preferential earnings on non-tax qualified deferred compensation. The actuarial present value of Mr. Lesser’s accumulated pension, which is in pay status, declined during fiscal 2008 (the decline in present value was excluded from the total column in the above table).

(5)	The following table shows as of January 26, 2008, the number of outstanding shares of deferred stock awards and the number of outstanding shares underlying option awards for our directors other than Ms. Meyrowitz whose outstanding equity awards are shown with the named executive officers above:

	Outstanding	Outstanding
Name	Stock Awards	Option Awards(a)

José B. Alvarez	2,503	0
Alan M. Bennett	2,503	0
David A. Brandon	12,563	60,000
Bernard Cammarata	0	900,000
David T. Ching	3,516	0
Gail Deegan(b)	0	60,000
Michael F. Hines	3,516	0
Amy B. Lane	8,811	7,956
Richard G. Lesser(b)	0	648,500
John F. O’Brien	17,781	76,000
Robert F. Shapiro	25,172	48,000
Willow B. Shire	16,321	68,000
Fletcher H. Wiley	24,651	36,000

(a)	All options for non-employee directors were granted with an exercise price equal to the closing price on the New York Stock Exchange on the date of grant, had a ten-year term, vest after one year or upon a change of control, and remain exercisable for the term of the option or up to five years after cessation of Board service. Such options terminate upon death, except that upon death within the last year of such five-year period, options remain exercisable for one year following death. Stock options grants for non-employee directors were eliminated in June 2006. Mr. Cammarata’s option awards were granted to him as an executive officer and had an exercise price equal to the closing price on the New York Stock Exchange on the date of grant, had a ten-year term, and vested in equal annual installments over three years, beginning on the first anniversary of the grant date, and upon a change of control and some employment terminations. In addition, Mr. Lesser holds stock options granted for his service as an executive of TJX.

(b)	Ms. Deegan and Mr. Lesser did not stand for re-election at the Annual Meeting held on June 5, 2007 and their deferred share awards were payable to them at that time.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009. We are asking stockholders to ratify this appointment. Representatives of PricewaterhouseCoopers LLP will attend the 2008 Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer questions from the stockholders.

Your Board of Directors unanimously recommends a vote FOR Proposal 2, Ratification of Appointment of Independent Registered Public Accounting Firm.

PROPOSAL 3

SHAREHOLDER PROPOSAL

Your Board of Directors unanimously recommends a vote AGAINST approval of Proposal 3.

On December 21, 2007, we received the following proposal from the United Brotherhood of Carpenters and Joiners of America, 101 Constitution Avenue N.W., Washington, DC 20001, beneficial owners of approximately 7,234 shares of our common stock. In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as they were submitted to us:

“Resolved: That the shareholders of The TJX Companies, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: In order to provide shareholders a meaningful role in director elections, our Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, an increasing number of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett-Packard, Morgan Stanley, Wal-Mart, Home Depot, Gannett, Marathon Oil, and recently Pfizer have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies, including our Company, have responded only partially to the call for change by simply adopting post-election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes.

We believe that a post-election director resignation policy without a majority vote standard in company bylaws or articles is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the board can then consider action on developing post-election procedures to address the status of directors that fail to win election. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.”

Statement of the Board of Directors in Opposition to Proposal 3

We elect directors using the method used by the overwhelming majority of publicly traded companies and as the default method under Delaware law — our directors are elected by a plurality of the votes cast at a meeting. Our shareholders have strongly supported our nominees over many years. We are not aware of any of our elections in which use of the proposed majority voting standard would have resulted in different directors being elected than were elected with the plurality voting standard. Further, as is typical for our meetings, over 90% of the shares outstanding, or over 415 million shares, were voted in last year’s election of directors, making the argument that directors might be elected by one vote highly unrealistic. A similar proposal was submitted at our Annual Meeting of Stockholders for each of the previous three years, and the proposal was defeated each time. We continue to believe that this shareholder proposal would not improve our corporate governance or the performance of individual directors or of our entire board and would introduce unnecessary uncertainty and complications, and therefore that it is not in the best interests of our shareholders.

The effects of majority voting are still in early stages and continue to evolve. Implementation of this proposal could provide special interest shareholder groups the power to promote “vote-no” campaigns that are not in the best interests of shareholders overall, potentially forcing TJX to resort to expensive strategies to obtain the required vote, to the detriment of the majority of TJX shareholders. By deferring additional action on majority voting, we will continue to learn from the experiences of other companies, including whether instituting an absolute majority voting system makes recruitment of suitable directors more difficult, causes shareholder confusion, or increases solicitation costs.

Other developments may also have significant implications for majority voting. The NYSE has proposed to amend its rules so that brokers would not be permitted to vote shares for directors held in street name without instructions from beneficial owners. In addition, the SEC has adopted rules permitting companies and their opponents to deliver proxy materials through posting on the Internet, significantly reducing costs for shareholders wishing to propose an alternative slate of directors at an annual meeting. This should directly address one of the primary arguments for majority voting — that the current system makes it too difficult and expensive for shareholders to propose alternatives to an issuer’s director nominees. We plan to continue to follow the experiences of other companies to gather a fuller data set on the implications and effects of different majority voting systems at a practical and operational level.

Our Corporate Governance Principles already require any nominee for director who receives a greater number of votes “withheld” from than cast “for” his or her election in an uncontested election to tender his or her resignation and provide procedures for the consideration of such resignation by the Board. Within 90 days of the date of the stockholders’ meeting, the Board, with the recommendation of the Corporate Governance Committee, will act upon such resignation. In making its decision, the Board will consider the best interests of TJX and its stockholders as well as the basis for the underlying stockholder vote. The full text of our Corporate Governance Principles is available at www.tjx.com. We believe that our current majority voting policy achieves the result sought through this shareholder proposal, while avoiding some of the issues inherent in the absolute majority vote suggested by the proponents.

Consistent with our current majority voting policy, we have long had strong corporate governance and a culture of integrity for our Company led by our Board of Directors. Our Corporate Governance Principles provide high standards and thoughtful procedures for selection of nominees, and our Board and Board committees perform annual self-assessments of performance. Our Corporate Governance Principles also provide that at least two-thirds of our directors should be independent and include standards for independence. Additionally, in response to shareholder sentiment during the past few years, the directors have taken action to declassify the Board. With the active participation of our stockholders, our current voting standard combined with our strong corporate governance has been successful over many years in electing strong, independent and effective Boards of Directors for TJX.

We urge our shareholders to read our Corporate Governance Principles, which address majority voting, on our website and also to defeat this proposal.

Your Board of Directors unanimously recommends a vote AGAINST approval of Proposal 3.

PROPOSAL 4

SHAREHOLDER PROPOSAL

Your Board of Directors unanimously recommends a vote AGAINST approval of Proposal 4.

On December 17, 2007, we received the following proposal from the New York City Fire Department Pension Fund, the New York City Police Pension Fund, the New York City Teachers’ Retirement System, the New York City Employees’ Retirement System and the New York City Board of Education Retirement System, 1 Centre Street, New York, NY 10007-2341, collectively the beneficial owners of approximately 1,320,102 shares of our common stock. In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as they were submitted to us:

“WHEREAS, TJX Companies, Inc. has a subsidiary in Northern Ireland;

WHEREAS, the securing of a lasting peace in Northern Ireland encourages us to promote means for establishing justice and equality;

WHEREAS, employment discrimination in Northern Ireland was cited by the International Commission of Jurists as being one of the major causes of sectarian strife;

WHEREAS, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

1. Increasing the representation of individuals from underrepresented religious groups in the workforce including managerial, supervisory, administrative, clerical and technical jobs.

2. Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

3. The banning of provocative religious or political emblems from the workplace.

4. All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from underrepresented religious groups.

5. Layoff, recall, and termination procedures should not in practice, favor particular religious groupings.

6. The abolition of job reservations, apprenticeship restrictions, and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

7. The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

8. The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

9. The appointment of a senior management staff member to oversee the company’s affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

RESOLVED: Shareholders request the Board of Directors to:

Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles.

SUPPORTING STATEMENT

We believe that our company benefits by hiring from the widest available talent pool. An employee’s ability to do the job should be the primary consideration in hiring and promotion decisions.

Implementation of the MacBride Principles by TJX Companies, Inc. will demonstrate its concern for human rights and equality of opportunity in its international operations.

Please vote your proxy FOR these concerns.”

Statement of the Board of Directors in Opposition to Proposal 4

TJX was founded on the core values of integrity and treating people with respect and fairness. We remain committed to these values and continue to challenge ourselves to improve the ways in which we embrace and leverage differences. As a result, we are insistent on equality of opportunity in Northern Ireland as well as all other countries in which we operate and strongly support ongoing efforts to eliminate discrimination in Northern Ireland.

Our policies and practices in Northern Ireland and worldwide are designed to provide equality of opportunity in employment in all locations irrespective of religious belief, political opinion, sex, marital status, race, ethnic origin, sexual orientation or age. Our decisions regarding recruitment and selection are based on merit without regard to any of these factors including religious belief, community background, or political opinion.

In Northern Ireland, we are bound by the Fair Employment and Treatment (Northern Ireland) Order 1998 and the associated guidance contained in the Fair Employment Code of Practice issued by the Equality Commission for Northern Ireland, which plays a very active role in overseeing anti-discrimination legislation. We are obligated to register with the Equality Commission, to monitor our workforce in terms of community background and gender, to report our monitoring information to the Equality Commission on an annual basis and to review employment practices and procedures at least every three years.

Under the terms of the 1998 Order, it is illegal to positively discriminate in favor of an underrepresented group. Appointments must be based on merit and religious belief or political opinion must form no part of and must not be taken into consideration in the selection process. To adopt the MacBride Principles, which advocate affirmative action principles, would create confusion and could expose TJX to the risk of discrimination claims in the Fair Employment Tribunal in Northern Ireland.

We must observe and act within the law of Northern Ireland. There have been significant improvements in Northern Ireland in the 24 years since the MacBride Principles were developed in 1984. We believe our employment policies and procedures in Northern Ireland and worldwide are robust and equality compliant. Not only do they conform to Fair Employment principles but also take account of the wide range of anti-discrimination legislation currently in force in Northern Ireland with respect to sex, disability, race, sexual orientation and age.

Your Board of Directors unanimously recommends a vote AGAINST approval of Proposal 4.

VOTING REQUIREMENTS AND PROXIES

The nominees receiving a plurality of votes properly cast at the meeting will be elected directors. Under our Corporate Governance Principles, any director who does not receive a majority of the votes cast must tender his or her resignation for consideration by the Board. All other proposals require the approval of the majority of votes properly cast.

If you vote your shares by mail, telephone or Internet, your shares will be voted in accordance with your directions. If you do not indicate specific choices when you vote by mail, telephone or Internet, your shares will be voted for the election of the director nominees, for the ratification of the appointment of the independent registered public accounting firm and against the Shareholder Proposals. The persons named as proxies will also be able to vote your shares at postponed or adjourned meetings. If any nominee should become unavailable, your shares will be voted for another nominee selected by the Board or for only the remaining nominees. Brokers are not permitted to vote your shares with respect to the Shareholder Proposals without instructions from you. If your shares are held in the name of a broker or nominee and you do not instruct the broker or nominee how to vote with respect to the Shareholder Proposals or if you abstain or withhold authority to vote on any matter, your shares will not be counted as having been voted on that matter, but will be counted as in attendance at the meeting for purposes of a quorum.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

A stockholder who intends to present a proposal at the 2009 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that we receive it no later than December 26, 2008.

A stockholder who intends to present a proposal at the 2009 Annual Meeting of Stockholders but does not wish the proposal to be included in the proxy materials for that meeting must provide notice of the proposal to us not later than March 5, 2009. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our by-laws describe the requirements for submitting proposals at the Annual Meeting. A stockholder who wishes to nominate a director at the 2009 Annual Meeting must notify us in writing no earlier than February 3, 2009 and no later than March 5, 2009. The notice must be given in the manner and must include the information and representations required by our by-laws.

OTHER MATTERS

At the time of mailing of this proxy, we do not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will have discretionary authority to vote the shares represented by the proxies in accordance with their own judgment, including the authority to vote to adjourn the meeting.

We will bear the cost of solicitation of proxies. We have retained Morrow & Co., Inc. to assist in soliciting proxies by mail, telephone and personal interview for a fee of $9,000, plus expenses. Our officers and employees may also assist in soliciting proxies in those manners.

DIRECTIONS TO HEARST TOWER

Bank of America Hearst Tower is located at 214 North Tryon Street, Charlotte, North Carolina.

From I-77 North
Take Exit 10 - at the second traffic signal turn right onto Fifth Street. Follow Fifth Street into the uptown area. Hearst Tower parking is on the left following the intersection of Fifth Street and Tryon Street.

From I-77 South
Take Exit 10(C) and follow the signs to Fifth Street East. Follow Fifth Street into the uptown area. Hearst Tower parking is on the left following the intersection of Fifth Street and Tryon Street.

From I-85 North
Take Exit 36, NC-16/Brookshire Boulevard exit, towards US-74 E/Downtown. Keep right at the fork in the ramp. Merge onto Brookshire Blvd./NC-16. Take the I-77 S/Trade Street/Fifth Street exit onto I-77 Exit 10(C) and follow the signs to Fifth Street East. Follow Fifth Street into the uptown area. Hearst Tower parking is on the left following the intersection of Fifth Street and Tryon Street.

From I-85 South
Take Exit #38 Statesville/Columbia - keep left at the fork in the ramp and merge onto I-77 South, take Exit 10(C) and follow the signs to Fifth Street East. Follow Fifth Street into the uptown area. Hearst Tower parking is on the left following the intersection of Fifth Street and Tryon Street.

From Charlotte Douglas International Airport
Exit Airport to Billy Graham Freeway. Take Billy Graham Eastbound (toward I-77). Exit I-77 North and follow the directions above.

☒	Votes must be indicated (x) in Black or Blue ink.	Please Vote, Date and Sign Below and Return Promptly in the Enclosed Envelope.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

			FOR all nominees	WITHHOLD AUTHORITY to vote
The Board of Directors recommends a vote FOR the Election of Directors.			listed below	for all nominees listed below	EXCEPTIONS*
1.	Election of Directors		☐	☐	☐
Nominees:
	(01) José B. Alvarez	(07) Amy B. Lane
	(02) Alan M. Bennett	(08) Carol Meyrowitz
	(03) David A. Brandon	(09) John F. O’Brien
	(04) Bernard Cammarata	(10) Robert F. Shapiro
	(05) David T. Ching	(11) Willow B. Shire
	(06) Michael F. Hines	(12) Fletcher H. Wiley

(INSTRUCTIONS:To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

The Board of Directors recommends a vote FOR Proposal 2.		FOR	AGAINST	ABSTAIN
2.	Ratification of appointment of PricewaterhouseCoopers LLP.	☐	☐	☐
The Board of Directors recommends a vote AGAINST Proposal 3.		FOR	AGAINST	ABSTAIN
3.	Shareholder Proposal regarding election of directors by majority vote.	☐	☐	☐
The Board of Directors recommends a vote AGAINST Proposal 4.		FOR	AGAINST	ABSTAIN
4.	Shareholder Proposal regarding implementation of the MacBride Principles.	☐	☐	☐

Signature	Signature	Date

Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduclaries should indicate the capacity in which they sign, and when more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.eproxy.com/tjx		TELEPHONE 1-866-580-9477
OR
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

     If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
You can view the Annual Report and Proxy Statement
on the Internet at http://bnymellon.mobular.net/bnymellon/tjx

THE TJX COMPANIES, INC.
ANNUAL MEETING OF STOCKHOLDERS — JUNE 3, 2008
      The stockholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Card hereby appoint(s) CAROL MEYROWITZ, MARY B. REYNOLDS and NIRMAL K. TRIPATHY, or any of them, each with full power of substitution, as proxies, to vote at the Annual Meeting of Stockholders of The TJX Companies, Inc. (the “Company”) to be held at the Bank of America Hearst Tower, 214 North Tryon Street, Charlotte, North Carolina on Tuesday, June 3, 2008 at 9:00 a.m., and any adjournment thereof, all the shares of Common Stock of the Company which the stockholder(s) could vote, if present, in such manner as the proxies may determine on any matters which may properly come before the meeting and to vote as specified on the reverse.
      THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES, FOR PROPOSAL 2, AGAINST PROPOSAL 3, AND AGAINST PROPOSAL 4. THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The Board of Directors recommends a vote FOR the Election of Directors, FOR Proposal 2, AGAINST Proposal 3, and AGAINST Proposal 4.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲
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Access your The TJX Companies, Inc. shareholder account online via Investor ServiceDirect® (ISD).
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THE TJX COMPANIES, INC.
Please take note of the important information enclosed with this proxy card. Your vote counts and you are strongly encouraged to exercise your right to vote your shares.

Please vote on the Internet or by telephone or by mail prior to the Annual Meeting of Stockholders to be held on June 3, 2008.

Thank you in advance for your prompt consideration of these matters.